Exhibit 10.21

Dated 21 July 2014

LOAN AGREEMENT

in relation to a

SECURED TERM LOAN FACILITY

of up to US$136,000,000

made by

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

(as Lenders)

with

CREDIT AGRICOLE ASIA SHIPFINANCE LIMITED

(as Agent)

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 3

(as Swap Providers)

to

THE CORPORATIONS

listed in Schedule 1

(as Borrowers)

and guaranteed by

PARAKOU TANKERS, INC.

(as Guarantor)

HONG KONG

Schedule

1.	Borrowers and Vessels
2.	Lenders and their Commitments
3.	Swap Providers
4.	Form of Drawdown Notice
5.	List of Documents and Evidence
6.	Form of Transfer Certificate
7.	Form of Compliance Certificate

i

THIS LOAN AGREEMENT is made on 21 July 2014

BETWEEN:

(1)	THE CORPORATIONS, whose names and addresses are listed in Schedule 1, as joint and several borrowers;

(2)	PARAKOU TANKERS, INC., as guarantor;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS, whose names and addresses are listed in Schedule 2, as lenders;

(4)	THE BANKS AND FINANCIAL INSTITUTIONS, whose names and addresses are listed in Schedule 3, as swap providers; and

(5)	CREDIT AGRICOLE ASIA SHIPFINANCE LIMITED, as agent.

IT IS AGREED as follows:

1.	PURPOSE AND DEFINITIONS

1.1	This Agreement sets out the terms and conditions upon and subject to which the Lenders agree to make available to the Borrowers jointly, by way of Tranches, a secured term loan facility of up to Dollars One hundred and thirty six million ($136,000,000), to be used for the purpose of assisting the Borrowers in refinancing part of their acquisition of the Vessels.

1.2	In this Agreement, unless the context otherwise requires:

“Assignees” has the meaning ascribed thereto in Clause 15.3;

“Agent” means CREDIT AGRICOLE ASIA SHIPFINANCE LIMITED, a company incorporated under the laws of Hong Kong, having its registered office at Suites 2501, 2521 and 2522, Two Pacific Place, 88 Queensway, Hong Kong, in its capacity as agent for the Lenders and the Swap Providers which definition shall include its successors or such other person as may be appointed as agent for the Lenders and the Swap Providers pursuant to Clause 16.10;

“Asset Coverage Ratio” means the ratio of the aggregate Market Value of the Vessels to the Loan then outstanding, and which shall at all times throughout the Loan Period be maintained by the Borrowers as one hundred and twenty per cent. (120%) of the Loan then outstanding in accordance with Clause 9.5(a), or in the case of the sale or the Total Loss of a Vessel, the relevant percentage of the Loan then outstanding immediately prior to the sale or the Total Loss of such Vessel under Clause 4.3 or 4.4 (whichever is higher);

“Banking Day” means

(i)	in relation to any day on which LIBOR is to be determined, on which banks and the relevant financial markets are open for general business in London;

(ii)	in relation to any date for payment of amounts under this Agreement and the Security Documents, on which commercial banks and the relevant financial markets are open for general business in Paris, Basel, Hong Kong, London and the principal financial centre of the country of the currency of payment; and

(iii)	in relation to any other matter, on which commercial banks are open for general business in Hong Kong;

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global Systemically Important Banks: Assessment Methodology and the Additional Loss Absorbency Requirement – Rules Text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“Basel Rules” means the policy guidelines on credit risk management methods issued or to be issued by the Basel Committee and/or correspondence EU/EEA or the Swiss National Bank and/or the Swiss Financial Market Supervisory Authority (FINMA) legislation from time to time in force and applicable to the Lender through national implementation (which include but are not limited to any implementation of any subsequent policy guidelines under Basel III);

“Borrowed Money” means Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities, (iv) deferred payments for assets or services acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts, and (vii) guarantees or other assurances against financial loss in respect of Indebtedness of any person falling within any of paragraphs (i) to (vi) above;

“Borrowers” means collectively, the corporations whose names and addresses are listed in Schedule 1, and each or any of them, as the context may require, a “Borrower”;

“Charter” means:

(i)	in relation to Vessel A, a time charterparty dated 31 July 2013 and made between the relevant Borrower and Koch;

(ii)	in relation to each of Vessel B and Vessel H, a time charterparty dated 28 January 2011 and made between the relevant Borrower and Torm A/S;

(iii)	in relation to each of Vessel C, Vessel E, Vessel F and Vessel G, a time charterparty dated 20 March 2013 and made between the relevant Borrower and the relevant OSG Charterer;

(iv)	in relation to Vessel D, a time charterparty dated 8 February 2012 and made between the relevant Borrower and Oetker,

or any contract of affreightment, or any demise charterparty, or any other time or voyage charterparty exceeding twelve (12) months’ duration entered into between a Borrower and a Charterer during the Loan Period for the chartering of the relevant Vessel by such Borrower to such Charterer, as the same may at any time be supplemented, amended or extended, being in such form as the Lenders may approve, and collectively, the “Charters”;

“Charterer” means:

(i)	in relation to Vessel A, Koch;

(ii)	in relation to each of Vessel B and Vessel H, Torm A/S;

(iii)	in relation to each of Vessel C, Vessel E, Vessel F and Vessel G, the relevant OSG Charterer; and

(iv)	in relation to Vessel D, Oetker,

or any other person entering into any contract of affreightment, or any demise charterparty, or any other time or voyage charterparty exceeding twelve (12) months’ duration with a Borrower for the chartering of the relevant Vessel by such person from such Borrower, and collectively, the “Charterers”;

“Code” means the US Internal Revenue Code of 1986;

“Commitment” means, in relation to each Lender, the maximum amount set opposite its name in Schedule 2 being the amount in Dollars which such Lender has agreed to lend to the Borrowers jointly under Clause 2.1 in respect of each Tranche, as reduced by any relevant term of this Agreement;

“Confirmation” means a letter of confirmation or any other confirming evidence in respect of a Swap Transaction, exchanged between a Swap Provider and a Borrower pursuant to any Swap Agreement;

“Contribution” means, in relation to the Loan or each Tranche, the principal amount owing to a Lender at any relevant time;

“Deed of Charge” means, in relation to each Borrower, the deed of charge whereby the whole of the issued and outstanding share capital of such Borrower is charged in favour of the Agent as security for the Borrowers’ joint and several obligations under this Agreement and the Security Documents, executed or to be executed by the Guarantor and the Agent, being in such form as the Agent may require, and collectively, the “Deeds of Charge”;

“Deed of Covenants” means, in relation to each Vessel, the deed of covenants collateral to the relevant Mortgage executed or to be executed by the relevant Borrower and the Agent, as security for the Borrowers’ joint and several obligations under this Agreement and the Security Documents, being in such form as the Agent may require and collectively, the “Deeds of Covenants”;

“Default” means any Event of Default or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars” and “$” mean the lawful currency at any relevant time hereunder of the United States of America and in respect of the relevant payments to be made under this Agreement or any of the Security Documents in Dollars mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other United States dollars funds as may at the relevant time be customary for the settlement of international banking transactions denominated in United States dollars);

“Drawdown Date” means, in respect of each Tranche, the date, being a Banking Day, on which such Tranche is or is to be drawn down within the relevant Drawdown Period;

“Drawdown Notice” means a notice substantially in the terms of Schedule 4;

“Drawdown Period” means, in respect of each Tranche, the period beginning on the date of this Agreement and ending on (i) 29 August 2014 or such other date agreed by the Lenders and the Borrowers, (ii) the date on which the amount of such Tranche outstanding is equal to the Commitment of such Tranche, and (iii) the date on which the Commitment of such Tranche is reduced to zero pursuant to Clause 11.2 or 13;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;

“Event of Default” means any of the events or circumstances described in Clause 11.1;

“FATCA” means the Foreign Account Tax Compliance Act 2012 of the United States of America and in particular:

(i) sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(ii) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (i) above; or

(iii) any agreement pursuant to the implementation of paragraph (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(i) in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(ii) in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(iii) in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;

“FATCA Deduction” means a deduction or withholding from a payment under this Agreement or any of the Security Documents required by FATCA;

“FATCA Exempt Party” means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any of the Secured Parties is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“FATCA Payment” means either:

(i) the increase in payment made by a Borrower or the Guarantor to a Secured Party under Clause 6.10 or Clause 6.11(b); or

(ii) a payment under Clause 6.11(d);

“Floating Rate” means the rate of interest for the time being chargeable on each Tranche, determined in accordance with Clause 3.2;

“General Assignment” means, in relation to each Vessel, the assignment of each relevant Charter, earnings, the insurances and any requisition compensation of such Vessel and all the relevant Borrower’s benefits and interests therein executed or to be executed by such Borrower and the Agent, as security for the Borrowers’ joint and several obligations under this Agreement and the Security Documents, being in such form as the Agent may require, and collectively, the “General Assignments”;

“Guarantor” means Parakou Tankers, Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent, primary or collateral, several or joint, secured or unsecured;

“Interest Payment Date” means, subject to Clause 6.4, the last day of an Interest Period and in the case of any Interest Period of longer than three (3) months’ duration, the date(s) falling at intervals of three (3) months after the first day of such Interest Period and the last day of that Interest Period;

“Interest Period” means, in relation to each Tranche, each period for the calculation of interest in respect of such Tranche, ascertained in accordance with Clause 3.3, but subject to Clause 13.3;

“ISM Code” means the International Safety Management Code for the safe operation of ships and for Pollution Prevention constituted pursuant to Resolution A741(18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions of it and any regulation issued pursuant to it;

“ISPS Code” means the International Ship and Port Facility Security Code of the International Maritime Organisation incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions of it and any regulation issued pursuant to it;

“Koch” means Koch Shipping Inc., a corporation incorporated under the laws of the United States of America;

“Lenders” means collectively, the banks and financial institutions listed in Schedule 2 and shall include their respective successors, Assignees and Transferees, and each or any of them, as the context may require, a “Lender”;

“LIBOR” means, in relation to a Tranche:

(i) the applicable Screen Rate; or

(ii) (if no Screen Rate is available for Dollars for the Interest Period of such Tranche) the average of the respective rates quoted to the Agent by the Lenders at the request of the Agent as each Lender’s offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London interbank market (rounded up if necessary to five (5) decimal places), as at 11.00 a.m. (London time) on the second (2nd) Banking Day before the first (1st) day of the relevant period for Dollars and for a period comparable to the Interest Period of such Tranche and, if any such rate is below zero, LIBOR will be deemed to be zero;

“Loan” means the aggregate principal amount owing to the Lenders under this Agreement at any relevant time;

“Loan Period” means the period from the date of this Agreement to the date upon which all moneys owing by the Borrowers to the Lenders under or pursuant to this Agreement and the Security Documents are paid in full;

“Majority Lenders” means:

(i) if there is no Loan or Tranche outstanding, those Lenders whose Commitments aggregate more than sixty-six per cent. (66%) of the total Commitment of the Lenders; or

(ii) at any other time, any of those Lenders whose Contributions aggregate more than sixty-six per cent. (66%) of the total Contributions of the Lenders;

“Margin” means two point seven per cent. (2.7%) per annum;

“Market Value” means the market value of the relevant Vessel ascertained in accordance with Clause 9.5;

“MARPOL” means the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) and includes any amendments or extension of it and any regulation issued pursuant to it;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started Provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month, and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day, and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in relation to each Vessel, the first priority Hong Kong statutory ship mortgage of such Vessel executed or to be executed by the relevant Borrower in favour of the Agent, as security for the Borrowers’ joint and several obligations under this Agreement and the Security Documents, being in such form as the Agent may require, and collectively, the “Mortgages”;

“OSG Charterer” means:

(i) in relation to Vessel C, View Tanker Corporation;

(ii) in relation to Vessel E, Concept Tanker Corporation;

(iii) in relation to Vessel F, Rich Tanker Corporation; or

(iv) in relation to Vessel G, Urban Tanker Corporation,

each being a corporation incorporated under the laws of the Republic of the Marshall Islands and a wholly owned Subsidiary of Overseas Shipholding Group, Inc., and collectively, the “OSG Charterers”;

“Oetker” means Rudolf A. Oetker KG of the Republic of Germany;

“overall control” means in relation to any company:

(i) having the power, exercisable without the consent or concurrence of any other person, to appoint or remove all or the majority of the directors of the company, provided nobody else has such power;

(ii) owning or controlling more than half of the issued share capital of the company; or

(iii) owning or controlling more than half of the voting power of the company;

“Permitted Encumbrance” means any Encumbrance created pursuant to the Security Documents or permitted to exist pursuant to the terms of this Agreement or the Security Documents;

“Related Company” of a person means any Subsidiary of such person, any company of which such person is a Subsidiary and any Subsidiary of any such company;

“Repayment Dates” means, in relation to each Tranche, subject to Clause 6.4, the date falling three (3) months after the Drawdown Date of such Tranche and each of the dates falling at intervals of three (3) months thereafter to and including the seventh (7th) anniversary of such Drawdown Date;

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for a period of the relevant Interest Period displayed on the appropriate page of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If the agreed page or service ceases to be available, the Agent may, after consultation with the Borrowers and the Lenders, specify another page or service displaying the appropriate rate;

“Secured Parties” means collectively, the Lenders, the Agent and the Swap Providers, and each or any of them, as the context may require, a “Secured Party”;

“Security Documents” includes (i) the Deeds of Charge; (ii) the Mortgages, (iii) the Deeds of Covenants, (iv) the General Assignments, (v) the guarantee contained in Clause 7; (vi) any Subordination Deed, (vii) any Swap Agreement, and (viii) any such other documents as may have been or shall from time to time hereafter be executed to secure the Loan, interest thereon, any Swap Liabilities and all other moneys from time to time owing (whether the same shall be due and payable or not) by the Borrowers and/or the Guarantor pursuant to this Agreement and/or to all or any of such documents;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person for which purpose “control” means either ownership of more than fifty per cent. (50%) of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise;

“Subordination Deed” means any subordinated deed required by Clause 9.2(c);

“Swap Agreement” means each swap agreement entered or to be entered into between the Borrowers (or any of them) and a Swap Provider to hedge the Borrowers’ exposure to adverse movements in interest rates in respect of the Loan or any part thereof, and includes the ISDA Master Agreement and Schedule made between the Borrowers (or any of them) and the relevant Swap Provider, all transactions from time to time entered into and each Confirmation (as defined therein) issued pursuant thereto and Swap Transaction made thereunder;

“Swap Liabilities” means at any relevant time, the amount determined and certified by the Swap Providers to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Providers under (and calculated in accordance with) section 6(e)(ii)(1) (Payments on Early Termination) of the Swap Agreements if an Early Termination Date (as defined in the Swap Agreements) had occurred on the relevant date in relation to all continuing transactions and Confirmations, the Borrowers being considered for this purpose as the Affected Party (as defined in the Swap Agreement);

“Swap Providers” means collectively, the banks and financial institutions listed in Schedule 2 and shall include their respective head office and/or any of its other branches, related companies and affiliates, and each or any of them, as the context may require, a “Swap Provider”;

“Swap Transaction” means any transaction governed by a Swap Agreement and entered into between the relevant parties to it for the express purpose of hedging all or part of the Borrowers’ interest rate risks in respect of the Loan or any part thereof;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement or any Security Document;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof, and “Taxation” shall be construed accordingly;

“Torm A/S” means Torm A/S, a company incorporated under the laws of Denmark;

“Total Loss” means actual or constructive or compromised or arranged total loss of each or any of the Vessels, requisition for title or other compulsory acquisition of each or any of the Vessels (otherwise than by requisition for hire) or capture, seizure, arrest, detention or confiscation (including any hijacking, act of piracy or theft) of each or any of the Vessels by any government or by persons acting or purporting to act on behalf of any government or any other person unless the relevant Vessel be released and restored to the relevant Borrower from such capture, seizure, arrest, detention or confiscation (including such hijacking, act of piracy or theft) within one (1) month after the occurrence thereof;

“Tranche” means, in relation to each Vessel, the secured term loan facility of up to Dollars Seventeen million ($17,000,000), to be made by the Lenders to the Borrowers jointly pursuant to this Agreement or, as the context may require, the principal amount owing to the Lenders under this Agreement in respect of such Tranche at any time;

“Transfer Certificate” means a certificate substantially in the terms of Schedule 6;

“Transferee” has the meaning ascribed thereto in Clause 15.4;

“US” means the United States of America;

“US Tax Obligor” means:

	(i)	a Borrower or the Guarantor which is resident for tax purposes in the United States of America; or

	(ii)	any other party to the Security Documents (other than the Secured Parties) some or all of whose payments under this Agreement and the Security Documents are from sources within the United States of America for the purposes of US federal income tax; and

“Vessel” means each of the vessels whose names, places of registration and official numbers are listed in Schedule 1, and collectively, the “Vessels”.

1.3	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	In this Agreement, unless the context otherwise requires:

	(a)	references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its Schedules;

	(b)	references to (or to any specified provision of) “this Agreement” or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Agent;

	(c)	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended;

	(d)	words importing the plural shall include the singular and vice versa;

	(e)	references to any “Borrower”, the “Guarantor”, any “Charterer”, any “Lender”, any “Swap Provider” or the “Agent” shall be construed so as to include its successors, permitted assigns and transferees;

	(f)	references to a “person” shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

	(g)	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority; and

(h) references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence to a default by any other person to pay indebtedness and “guaranteed” shall be construed accordingly.

1.5	In this Agreement, unless otherwise expressly provided, all covenants, agreements and obligations on the part of the Borrowers, and in particular all covenants, agreements and obligations for the payment or repayment of money, shall bind the Borrowers jointly and each Borrower severally.

2.	THE LOAN AND TRANCHES

2.1	The Lenders, relying upon each of the representations and warranties in Clause 9 and the agreement of the Borrowers and the Guarantor contained herein and in the Security Documents, agree to advance their Commitment in respect of each Tranche to the Borrowers jointly upon and subject to the terms of this Agreement.

2.2	The obligation of each Lender under this Agreement shall be to contribute to each Tranche that proportion of such Tranche which its Commitment bears to the total Commitments of all the Lenders in respect of such Tranche.

2.3	The obligations of each Lender under this Agreement are several. The failure of any Lender to perform its obligations under this Agreement shall not relieve the other Secured Parties, any Borrower or the Guarantor of any of their respective obligations or liabilities under this Agreement nor shall any Secured Party be responsible for the obligations of any other Lender(s) under this Agreement.

2.4	Subject to the terms and conditions of this Agreement, each Tranche shall be made available to the Borrowers jointly during the relevant Drawdown Period in one (1) lump sum, and unless otherwise agreed between the Borrowers and the Lenders, in an amount of up to Dollars Seventeen million ($17,000,000).

2.5	Subject to the terms and conditions of this Agreement, each Tranche shall be made to the Borrowers jointly in Dollars following receipt by the Agent from the Borrowers of a Drawdown Notice requesting such Tranche no later than 11:00 a.m. (Hong Kong time) on the fifth (5th) Banking Day before the proposed Drawdown Date of such Tranche. A Drawdown Notice shall be effective on actual receipt by the Agent and, once given, shall, subject as provided in Clause 13.3(a), be irrevocable.

2.6	Upon receipt of each Drawdown Notice complying with the terms of this Agreement, the Agent shall promptly notify the Lenders thereof and of the proposed Drawdown Date of the relevant Tranche, and, subject to the provisions of Clause 10, the Lenders shall on such Drawdown Date make their respective proportions of the Commitment of such Tranche available to the Agent in accordance with Clause 6.2.

2.7	If the Commitment of any Tranche or any part thereof is not drawn down by the end of the relevant Drawdown Period, the Lenders’ obligations to advance the Commitment of such Tranche or such part thereof shall terminate on such day.

3.	INTEREST AND INTEREST PERIODS

3.1	The Borrowers shall pay interest on each Tranche in respect of each Interest Period relating thereto on each Interest Payment Date for the period from the Drawdown Date of such Tranche or for the period from the immediately preceding Interest Payment Date at the relevant Floating Rate for the time being.

3.2	The Floating Rate in respect of each Tranche shall be, for each Interest Period relative thereto, but subject to Clause 3.4 (in respect of overdue amounts) and Clause 13.3, the annual rate of interest which is conclusively (save for manifest error) certified by the Agent to the Borrowers to be the aggregate of (i) the Margin, and (ii) LIBOR.

3.3	The Borrowers may by notice received by the Agent not later than 10:00 a.m. (Hong Kong time) on the third (3rd) Banking Day before the commencement of each Interest Period specify whether that Interest Period shall have a duration of three (3), six (6) or twelve (12) months (or in any case, such longer or shorter period as the Borrowers may request and the Lenders may agree), provided always that:

(a) the first (1st) Interest Period in respect of each Tranche shall commence on the Drawdown Date of such Tranche and each subsequent Interest Period shall commence forthwith upon the expiry of the previous Interest Period;

(b) if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date of a Tranche, each such Interest Period shall end on such last Repayment Date and, in the case of any other Repayment Date or Repayment Dates of a Tranche, such Tranche shall be divided into parts so that there is one (1) part in the amount of the repayment instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of such Tranche having an Interest Period ascertained in accordance with the other provisions of this Clause 3.3; and

(c) if the Borrowers fail to make a valid determination of the duration of an Interest Period in accordance with the provisions of this Clause 3.3 or if the Agent shall inform the Borrowers that the funds requested by them are not available for an Interest Period of a length determined by them, then the Interest Period shall have a duration of three (3) months or such other period selected by the Agent as shall comply with this Clause 3.3.

3.4	If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under this Agreement or any of the Security Documents, the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent to be two per cent. (2%) per annum above the Floating Rate for such period not exceeding three (3) months as the Agent may determine from time to time in amounts comparable with the sum not paid. Such interest shall be due and payable on the last day of each period as determined by the Agent and each such date shall, for the purposes of this Agreement, be treated as an Interest Payment Date. Provided that if such sum is of principal which became due and payable on a date other than an Interest Payment Date relating thereto, the first (1st) such period selected by the Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent. (2%) above the rate applicable thereto immediately before it fell due. If, for the reasons specified in Clause 13.3(a)(i), the Agent is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, interest shall be calculated at a rate determined by the Agent to be two per cent. (2%) per annum above the aggregate of (i) the Margin, and (ii) the cost of funds to the Lenders.

3.5	The Agent shall notify the Borrowers and the other Secured Parties promptly of each rate of interest determined by it under this Clause 3. The certificate of the Agent as to any rate of interest determined by it pursuant to this Agreement shall, in the absence of manifest error, be conclusive and binding on the Borrowers, the Guarantor and the Secured Parties.

4.	REPAYMENT AND PREPAYMENT

4.1	The Borrowers shall repay each Tranche by twenty eight (28) quarterly instalments each in the amount of Dollars Four hundred thousand ($400,000), one (1) such instalment to be repaid on each of the Repayment Dates relating to such Tranche, together with a balloon payment of Dollars Five million and eight hundred thousand ($5,800,000) or such other amount equal to the balance of such Tranche then outstanding on the last Repayment Date of such Tranche, provided that if the amount of such Tranche as drawn down under this Agreement is less than Dollars Seventeen million ($17,000,000), the amount of balloon payment of such Tranche shall be reduced.

4.2	Without prejudice to Clause 4.1, the Borrowers may, at any time, prepay the Tranches or any of them in whole or part (being a minimum of Dollars Five hundred thousand ($500,000) or any integral multiple thereof) on the last day of any Interest Period applicable to such Tranche together with accrued interest to the date of prepayment and any other sum then payable under this Agreement and/or the Security Documents or any of them, provided that the Agent shall have received from the Borrowers not less than ten (10) days’ prior written notice to the Agent of their intention to make such prepayment, specifying the amount to be prepaid and the date of such prepayment. If a prepayment is funded by means of refinancing from banks or financial institutions other than the Lenders, the Borrowers shall pay to the Agent for the account of the Lenders together with the principal amount prepaid a prepayment fee of zero point two five per cent. (0.25%) of the amount prepaid. For the avoidance of doubt, any prepayment funded by means of surplus cash generated by the Vessels shall be made without penalty.

4.3	In the event of a Total Loss of a Vessel, the Borrowers shall prepay, without premium or penalty, an amount equal to the Tranche attributable to such Vessel, together with accrued interest to the date of prepayment, and all other sums payable by the Borrowers pursuant to this Agreement and/or the Security Documents (or any of them), including, without limitation, any amounts payable under Clause 12 or an amount to the extent required to ensure that the relevant Asset Coverage Ratio remains unchanged, whichever is higher, within one hundred and twenty (120) days of such Vessel becoming a Total Loss and for the purpose of this Agreement:

	(a)	an actual total loss of a Vessel shall be deemed to have occurred at the actual date and time such Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which such Vessel was last reported; and

	(b)	a constructive total loss shall be deemed to have occurred at the date and time notice of abandonment of a Vessel is given to the insurers of such Vessel for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not admit such a claim, at the date and time at which a total loss is subsequently adjudged by a competent court of law to have occurred.

4.4	If any of the Borrowers wishes to sell its Vessel prior to full repayment of the Loan or all Tranches, it shall be entitled to do so provided that, following the application by the Agent of the Sale Proceeds (as defined in sub-clause (d) below) in accordance with sub-clause (b) below, (i) the Tranche and the Swap Liabilities to which such Vessel relates shall have been repaid and paid in full, and (ii) the aggregate Market Value of the Vessel(s) remaining shall be sufficient to maintain the relevant Asset Coverage Ratio and also upon satisfaction of the following conditions:

	(a)	The relevant Borrower shall give to the Agent not less than fifteen (15) days’ prior written notice of its intention to sell its Vessel, specifying the purchase price to be obtained and enclosing a draft copy of the relevant sale and purchase agreement to govern the sale.

	(b)	The sale and purchase agreement shall provide for the Sale Proceeds to be remitted direct to the Agent’s account whereupon the Sales Proceeds and any additional sum payable by the Borrowers under this sub-clause (b) shall be applied by the Agent for the account of the Secured Parties as follows:

		(i)	in or towards prepayment of the Tranche and payment of the Swap Liabilities to which such Vessel relates, together with any interest accrued thereunder and any fees or charges incurred pursuant to Clause 12 provided that if the Sale Proceeds are not sufficient to prepay the full amount of such sums, the Borrowers shall pay an additional sum equal to the shortfall to the Agent for application under this sub-clause (b);

		(ii)	(in the case of there being a balance remaining) direct to or to the order of the relevant Borrower, always provided that in such case the release of the payment to the relevant Borrower shall be conditional upon (aa) the aggregate Market Value of the Vessel(s) remaining unsold being sufficient to maintain the relevant Asset Coverage Ratio, and (bb) no Event of Default having occurred and be continuing; and

		(iii)	(where such conditions are satisfied save for the aggregate Market Value being below the relevant Asset Coverage Ratio) in or towards repayment of the Tranche(s) to which the remaining Vessel(s) relate to the extent required to maintain the relevant Asset Coverage Ratio, and thereafter to the relevant Borrower.

	(c)	None of the Secured Parties shall be under any obligation to execute and deliver the discharges and re-assignments of the Security Documents relative to a Vessel being sold until the Sale Proceeds and any additional sum payable by the Borrowers under sub-clause (b) above have been applied in the manner specified in sub-clause (b) above.

	(d)	The expression “Sale Proceeds” where used in this Clause shall mean the proceeds of sale less all costs and expenses incurred by the relevant Borrower in connection with the sale including, but without prejudice to the generality of the foregoing, broker’s commission, legal costs, stamp duties, de-registration fees and expenses relating to any dry-docking of the relevant Vessel or repairs necessitated thereby pursuant to the sale and purchase agreement.

4.5	Every notice of prepayment shall be effective only on actual receipt by the Agent, shall, once given, be irrevocable and shall oblige the Borrowers to make such prepayment on the date specified. No amount of any Tranche prepaid may be re-borrowed and any amount prepaid pursuant to:

	(a)	Clause 4.2 shall be applied in reducing firstly the balloon payment of the relevant Tranche being prepaid and secondly the repayment instalments of such Tranche in inverse order of maturity under Clause 4.1;

	(b)	Clauses 4.3 and 4.4 shall be applied in reducing firstly the balloon payment of the Tranche whose Vessel has become a Total Loss (in the case of Clause 4.3) or has been sold (in the case of Clause 4.4) and secondly the repayment instalments of all Tranches in inverse order of maturity under Clause 4.1; and

	(c)	Clause 9.5(a) shall be applied on a pro rata basis in reducing firstly the balloon payment of all Tranches and secondly the repayment instalments of all Tranches in inverse order of maturity under Clause 4.1.

The Borrowers may not prepay a Tranche or the Loan or any part thereof save as expressly provided in this Agreement.

4.6	On or prior to any repayment or prepayment of all or part of the Loan (including, without limitation, pursuant to Clauses 4.2, 4.3 or 4.4 or any other provision in this Agreement), the Borrowers shall, upon the request of the Swap Providers, wholly or partially reverse, offset, unwind, cancel, close out, net out or otherwise terminate one or more of the continuing transactions so that the notional principal amount of the continuing transactions thereafter remaining does not, and will not in the future (taking into account the scheduled amortisation), exceed the amount of the Loan as reduced from time to time thereafter pursuant to the repayment schedule contained in Clause 4.1.

5.	FEES AND EXPENSES

5.1	The Borrowers shall pay to the Agent for its own account a facility fee in an amount as agreed by a side letter between the Borrowers and the Agent not later than the date of this Agreement.

5.2	The Borrowers shall pay to the Secured Parties or any of them on demand:

	(a)	all expenses on a full and unqualified indemnity basis (including legal, printing and out-of-pocket expenses) incurred by the Secured Parties or any of them in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and/or the Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Security Documents;

	(b)	all expenses on a full and unqualified indemnity basis (including legal and out-of-pocket expenses) incurred by the Secured Parties or any of them in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the Security Documents; and

	(c)	interest at the rate referred to in Clause 3.4 on such expenses from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3	The Borrowers shall pay all stamp, documentary, registration or other like duties, Taxes, fees or charges (including any duties, Taxes, fees or charges payable by the Secured Parties or any of them) imposed on or in connection with this Agreement and/or any of the Security Documents or the Loan and shall indemnify the Secured Parties against any liability arising by reason of any delay or omission by any Borrower to pay such duties, Taxes, fees or charges.

6.	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	All payments to be made by the Borrowers and the Guarantor (or any of them) under this Agreement and/or any of the Security Documents shall be made in full, subject to any FATCA Deduction, without any set-off or counterclaim whatsoever and, subject as provided in Clause 6.7, free and clear of any deductions or withholdings, in immediately available funds in Dollars not later than 11:00 a.m. (local time in the place of payment) on the due date to such account or accounts as the Agent shall have notified to the Borrowers. Save as otherwise expressly agreed by the parties hereto, such payments shall be for the account of the Secured Parties, according to their respective Contribution or Commitment and the Agent shall forthwith distribute such payments to the Lenders or the Swap Providers in like funds as are received by the Agent. Payments due from the Agent to the Lenders or the Swap Providers shall be made to the Lenders or the Swap Providers at such accounts as they notify to the Agent from time to time.

6.2	Subject to the terms of this Agreement, all sums to be advanced by the Lenders to the Borrowers under this Agreement shall be remitted in Dollars on the Drawdown Date of each Tranche to the account of the Agent as the Agent may have notified the Lenders and shall be paid by the Agent on that day in like funds as are received by the Agent to the account or accounts of the Borrowers specified in the relevant Drawdown Notice.

6.3	Where any sum is to be paid hereunder to the Agent for account of another person, the Agent may assume that the payment will be made when due and may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent together with interest thereon sufficient to compensate the Agent for the cost of making available such sum up to the date of such repayment.

6.4	When any payment under this Agreement or any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.5	All payments of interest in respect of the Loan shall be made in the currency or currencies in which the Loan is outstanding at the relevant time. All interest and other payments of an annual nature under this Agreement or any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.6	Any certificate or determination of the Agent as to any rate of interest or any other amount payable under this Agreement or any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers, the Guarantor and the Secured Parties.

6.7	If at any time any applicable law, regulation or regulatory requirement or any governmental authority, monetary agency or central bank requires any Borrower or, as the case may be, the Guarantor to make any deduction or withholding in respect of Taxes from any payment due under this Agreement or any of the Security Documents, the sum due from any Borrower or, as the case may be, the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Secured Parties receive on the due date for such payment (and retains free from any liability in respect of such deduction or withholding) a net sum equal to the sum which they would have received had no such deduction or withholding been required to be made, and the Borrowers and the Guarantor shall jointly and severally indemnify the Secured Parties against any losses or costs incurred by any of them by reason of any failure of any Borrower or, as the case may be, the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment apart from any loss or liability that is compensated for by an increased payment under Clause 6.10 or Clause 6.11(b) or (d). The relevant Borrower or, as the case may be, the Guarantor shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.8	Each of the Lenders shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it, under this Agreement and the Security Documents. The Agent will maintain a control account showing the Loan and other sums owing by the Borrowers under this Agreement and the Security Documents and all payments in respect thereof made by the Borrowers from time to time. Such control account shall in the absence of manifest error be conclusive as to the amount from time to time owing by the Borrowers under this Agreement and the Security Documents.

6.9	(a)	Subject to paragraph (c) below, each party to this Agreement shall, within ten (10) Banking Days of a reasonable request by another party to this Agreement:

		(i)	confirm to such other party whether it is:

		(A)	a FATCA Exempt Party; or

		(B)	not a FATCA Exempt Party; and

		(ii)	supply to such other party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the tax regulations issued by the United States Internal Revenue Service or other official guidance including intergovernmental agreements) as such other party reasonably requests for the purposes of such other party’s compliance with FATCA.

	(b)	If a party to this Agreement confirms to another party to this Agreement under Clause 6.9(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, such party shall notify such other party promptly.

	(c)	Paragraph (a) above shall not oblige any Secured Party to do anything which would or might in its reasonable opinion constitute a breach of:

		(i)	any law or regulation;

		(ii)	any fiduciary duty; or

		(iii)	any duty of confidentiality.

	(d)	If a party to this Agreement fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

		(i)	if such party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of this Agreement and the Security Documents as if it is not a FATCA Exempt Party; and

		(ii)	if such party failed to confirm its applicable “passthru payment percentage” then such party shall be treated for the purposes of this Agreement and the Security Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

6.10	(a)	If any Borrower or the Guarantor is required to make a FATCA Deduction, the relevant Borrower or the Guarantor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

	(b)	If a FATCA Deduction is required to be made by any Borrower or the Guarantor, the amount of the payment due from the relevant Borrower or the Guarantor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

	(c)	The relevant Borrower or the Guarantor shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Secured Party shall notify the Agent on becoming so aware in respect of a payment payable to such Secured Party. If the Agent receives such notification from a Secured Party it shall promptly notify the relevant Borrower or the Guarantor.

	(d)	Within thirty days (30) days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction the relevant Borrower or the Guarantor shall deliver to the Agent evidence reasonably satisfactory to the Agent that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

6.11	(a)	Each Secured Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Secured Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Secured Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another party to this Agreement (or that there is any change in the rate or the basis of such FATCA Deduction) it shall notify the Agent.

	(b)	If the Agent is required to make a FATCA Deduction in respect of a payment to a Secured Party which relates to a payment by any Borrower or the Guarantor to Agent, the amount of the payment due from the relevant Borrower or the Guarantor shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

	(c)	The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Secured Party which relates to a payment by any Borrower or the Guarantor to the Agent (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the relevant Borrower or the Guarantor and the relevant Secured Party.

	(d)	The relevant Borrower or the Guarantor shall (within three (3) Banking Days of demand by the Agent) pay to a Secured Party an amount equal to the loss, liability or cost which such Secured Party determines will be or has been (directly or indirectly) suffered by such Secured Party as a result of another Secured Party making a FATCA Deduction in respect of a payment due to it under this Agreement or a Security Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

	(e)	A Secured Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the relevant Borrower or the Guarantor.

6.12	If any Borrower or the Guarantor makes a FATCA Payment and the relevant Secured Party determines that:

	(a)	a tax credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

	(b)	such Secured Party has obtained, utilised and retained that tax credit,

such Secured Party shall pay an amount to the relevant Borrower or the Guarantor which such Secured Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the FATCA Payment not been required to be made by the relevant Borrower or the Guarantor

7.	GUARANTEE

7.1	In consideration of the obligations of the Secured Parties under or pursuant to this Agreement, which the Secured Parties have entered into expressly at the request of the Guarantor, the Guarantor hereby irrevocably and unconditionally guarantees to the Secured Parties, as and for its own debt, as primary obligor and not merely as surety, until final payment has been made, (a) the due and prompt performance by the Borrowers of all their respective obligations under or pursuant to this Agreement and the Security Documents to which they are respectively a party, and (b) the due and punctual payment by the Borrowers of the principal of, and interest on, the Loan, any Swap Liabilities and of all other moneys payable now or in the future by the Borrowers under or pursuant to this Agreement and the Security Documents to which they are respectively a party or otherwise in respect of or in connection with the Loan or any Swap Liabilities, in the manner and at the times fixed or calculated hereunder and thereunder for payment of the same (whether at maturity, by acceleration, or otherwise and after allowing for any applicable days of grace), and so that, whenever the Borrowers fail to make payment of any principal of, or interest on, the Loan, any Swap Liabilities, or of any such other moneys, as aforesaid, in the manner herein or therein provided (after allowing for any applicable days of grace) and notice of such failure has been given to the Guarantor by the Agent, this guarantee shall be deemed forthwith to have been invoked and the Guarantor, with or without formal or other demand, shall pay or cause to be paid such amounts forthwith on the date of the said notice, together with any other amounts due under or pursuant to this Agreement and the Security Documents to which the Borrowers are respectively a party and remaining unpaid at the date of such notice by the Agent, and such payment shall be made in accordance with the provisions of Clause 6.

7.2	Any certificate given by the Agent under Clause 6.6 as to the amount due from the Borrowers in respect of the Loan and interest thereon and the Swap Liabilities as shown by the account or accounts maintained pursuant to Clause 6.8, and any certificate of or determination or opinion by the Agent under any other clause or provision of this Agreement, shall, in the absence of manifest error, be binding on and conclusive against the Guarantor.

7.3	The guarantee contained in this Clause 7 shall be a continuing guarantee and shall remain in full force and effect so long as any moneys remain owing by the Borrowers under or pursuant to this Agreement or any of the Security Documents to which they are respectively a party or otherwise in respect of the Loan or any Swap Liabilities and may be enforced against the Guarantor without any demand being made upon or any proceedings being taken against the Borrowers or any collateral security.

7.4	The guarantee contained in this Clause 7 shall be in addition to and not in any way prejudiced or affected by any of the Security Documents or any other obligation now or at any time hereafter in force in respect of the principal of, or interest on, the Loan, any Swap Liabilities or of any other moneys payable by the Borrowers under or pursuant to this Agreement or any of the Security Documents, or otherwise in respect of the Loan or any Swap Liabilities.

7.5	The Guarantor shall not be exonerated, and the Guarantor’s liability hereunder shall not be in any way lessened or impaired by any time, indulgence or relief being given to any Borrower or any other person, or any concessions or arrangements granted or made to or with any Borrower or any other person, or by anything done or omitted which, but for this provisions, might operate to exonerate the Guarantor.

7.6	If this Agreement shall be or become wholly or in part invalid, defective or unenforceable on any ground, whether or not known to the Borrowers, the Guarantor shall nevertheless be liable under this guarantee as if this Agreement were wholly valid and enforceable. The Guarantor hereby agrees and consents to be bound by this Agreement notwithstanding that any Borrower may not do so or may not be effectually bound hereby and further notwithstanding that this Agreement may be invalid or unenforceable against any Borrower, whether or not the deficiency was known to the Secured Parties.

7.7	No act or omission which would not have discharged or affected the liability of the Guarantor, had the Guarantor been a principal debtor instead of guarantor, shall in any way discharge or diminish the validity of this guarantee or the liability of the Guarantor hereunder or pursuant hereto.

7.8	Until all moneys, obligations and liabilities due, owing or incurred by the Borrowers and the Guarantor to the Secured Parties under or pursuant to this Agreement and the Security Documents, or otherwise, have been paid or discharged in full, the Guarantor hereby waives all rights of subrogation and agrees not to claim any set-off or counterclaim against any Borrower, or prove in competition with the Secured Parties or any of them in the event of the insolvency or bankruptcy of any Borrower, or have any benefit or any share in any other guarantee or security now or hereafter held by the Secured Parties or any of them. Any money received by the Secured Parties or any of them from the Guarantor may be placed to the credit of a suspense account with a view to preserving the claims of the Secured Parties against any Borrower.

7.9	Any settlement or discharge between the Secured Parties and the Guarantor shall be conditional upon no security or payment to the Secured Parties or any of them by any Borrower or the Guarantor or any other person being avoided or ordered to be refunded or reduced or required to be paid away by virtue of any provision or law relating to bankruptcy, insolvency, liquidation, winding up, dissolution or otherwise for the time being in force, or by virtue of any obligation to give any preference or priority, and the Secured Parties or any of them shall be entitled to recover from the Guarantor the value or amount of such security or payment as if such settlement or discharge had not occurred.

7.10	The Guarantor hereby undertakes and agrees to pay interest (to the extent that such interest is not paid by the Borrowers) from the date on which the Borrowers fail to make payment under or pursuant to this Agreement or any of the Security Documents to which they are respectively a party, or otherwise in respect of the Loan or any Swap Liabilities (or, if earlier, from the date when the Secured Parties or any of them cease to be able to claim interest on the Loan or any Swap Liabilities from the Borrowers by reason of any law relating to bankruptcy, insolvency, liquidation, winding up, dissolution or otherwise) until the date when payment has been effected in full in respect of all moneys, obligations and liabilities hereby guaranteed, such interest to be payable before and after judgment at such rate as would at that time be equal to the rate of interest payable under or pursuant to this Agreement.

7.11	The Guarantor hereby represents, warrants and undertakes that it has not taken, and, until all moneys, obligations and liabilities due, owing or incurred by the Borrowers and the Guarantor under or pursuant to this Agreement and the Security Documents and otherwise in respect of the Loan or any Swap Liabilities shall have been paid or discharged in full, will not take or receive, any Encumbrance, security or lien from any Borrower in respect of the granting of this guarantee or for any Indebtedness or liability whatsoever.

7.12	In addition to the guarantee contained in this Clause 7 and separate therefrom the Guarantor hereby irrevocably agrees to indemnify the Secured Parties against all expenses (including legal expenses on a full indemnity basis) which the Secured Parties or any of them may incur in proceeding against any Borrower and/or the Guarantor.

7.13	The Guarantor hereby agrees that the Secured Parties or any of them may with the consent of the Borrowers and subject always to the Lenders’ obligations under this Agreement, at any time and from time to time, either before or after the maturity thereof, extend the time of payment of exchange, release, substitute, surrender or redeem any collateral for, or renew or extend, any or all of the obligations guaranteed hereby, and may also make any agreement with any Borrower or the Guarantor or any other party to or person liable on or with respect to any or all of such obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof in whole or in part, or for any modification of the terms thereof or of any agreement between the Lenders and any Borrower or the Guarantor or any such other party or person, without in any way impairing or affecting the obligations of the Guarantor hereunder.

7.14	The Guarantor hereby agrees that this guarantee shall not be impaired or otherwise affected by any failure to call for, take, hold, protect, perfect, continue the perfection of, or enforce any security interest in or other lien upon any collateral for any or all of the obligations guaranteed hereby, or by failure to exercise, delay in exercising or waiver of, or forbearance with respect to any right or remedy available to the Secured Parties (or any of them) with respect to any or all of such obligations.

7.15	The Guarantor hereby waives any right to (and the Guarantor hereby agrees that it will not) interpose any defence, counterclaim or offset of any nature or description which the Guarantor or any Borrower may have or which may exist between and among any Secured Party, any Borrower, the Guarantor and/or any other party to or person liable on or with respect to any or all of the obligations guaranteed hereby.

8.	REPRESENTATIONS AND WARRANTIES

8.1	The Borrowers and the Guarantor hereby jointly and severally represent and warrant to the Secured Parties that:

(a) each Borrower is duly incorporated and validly existing in good standing under the laws of the Republic of Panama and is a registered non-Hong Kong company under the Companies Ordinance (Cap.622 of the Laws of Hong Kong), and has full power to carry on its business as it is now being conducted and to own its property and other assets;

(b) each Borrower has full power to execute, deliver and perform its obligations under this Agreement, the Charters and the Security Documents to which it is or will become a party and to borrow the Loan jointly with the other Borrowers; all necessary corporate, shareholder and other action has been taken to authorise the borrowing and incurring of the Indebtedness under this Agreement, the Charters and the Security Documents to which it is a party and the execution, delivery and performance of the same and no limitation on the powers of any Borrower to borrow jointly with the other Borrowers will be exceeded as a result of borrowings under this Agreement;

(c)	this Agreement and the Charters constitute, and the Security Documents which the Borrowers are required to execute as and when they are executed by the Borrowers will constitute, valid and legally binding obligations of the relevant Borrower enforceable in accordance with their respective terms;

(d)	the execution and delivery of, the performance of its obligations under, and compliance by any Borrower with the provisions of, this Agreement, the Charters and the Security Documents to which it is or will become a party will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree, authorisation or permit to which such Borrower is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which such Borrower is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of such Borrower’s constitutional documents, or (iv) result in the creation or imposition of or oblige such Borrower to create any Encumbrance (other than a Permitted Encumbrance) on such Borrower’s undertaking or on any of such Borrower’s assets, rights or revenues;

(e)	the Guarantor is duly incorporated and validly existing in good standing under the laws of the Republic of the Marshall Islands; has full power to enter into and perform its obligations under this Agreement (including, without limitation, its obligations under the guarantee contained in Clause 7) and the Security Documents to which it is a party, has complied with all statutory and other requirements relative to its business, and has taken all necessary corporate, shareholder and other action to authorise the execution, delivery and performance of this Agreement, including the guarantee contained in Clause 7 and the Security Documents to which it is a party; this Agreement as executed and delivered constitutes, and the Security Documents to which it will become a party as and when they are executed will constitute, valid and legally binding obligations of the Guarantor enforceable in accordance with their respective terms;

(f)	the execution and delivery of, the performance of its obligations under, and compliance by the Guarantor with the provisions of, this Agreement and the Security Documents to which it is or will respectively become a party will not (i) contravene any existing applicable law, enactment, rule or regulation or any judgment, decree, authorisation or permit to which the Guarantor is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or is subject or by which it or he or any of its or his property or assets is bound, (iii) contravene or conflict with any provision of the Guarantor’s constitutional documents, or (iv) result in the creation or imposition of or oblige the Guarantor to create any Encumbrance on or over its undertaking or any of its properties, assets, rights or revenues;

(g)	any other parties (if any) to the Security Documents (other than the Secured Parties) and the Charters have full power to enter into and perform their respective obligations thereunder (and in connection therewith all necessary corporate or other action has been taken and all necessary consents and approvals have been obtained) and the Charters constitute, and such Security Documents when executed and delivered will constitute, the valid and legally binding obligations of each such party enforceable in accordance with their respective terms;

(h)	no litigation, arbitration or administrative proceeding is pending or threatened against any Borrower, the Guarantor or any of their respective assets;

(i)	the latest audited financial statements of the Borrowers and the latest audited consolidated financial statements of the Guarantor (and in the case of the Borrowers, if any, or if there are none, the first and thereafter each subsequent financial statements of the Borrowers) delivered to the Agent pursuant to Clause 9.1(e) have been prepared in accordance with the most up to date International Financial Reporting Standards promulgated and declared effective by the International Accounting Standards Board or generally accepted accounting principles and practices in the United States of America which have been consistently applied and present fairly and accurately the financial position of the Borrowers and the Guarantor as at such date and the results of the operations of the Borrowers and the Guarantor for the financial year ended on such date and as at such date, none of the Borrowers or the Guarantor had any significant liabilities (contingent or otherwise) which are not disclosed by, or reserved against in, such financial statements and none of the Borrowers or the Guarantor had any unrealised or anticipated losses;

(j)	no Default has occurred and is continuing;

(k)	the choice by the Borrowers and the Guarantor of English law to govern this Agreement and the Security Documents (other than the Mortgages and the Deeds of Covenants) and the choice by the Borrowers of Hong Kong law to govern the Deeds of Covenants to which they are or will respectively become a party and the submission by the Borrowers and the Guarantor to the non-exclusive jurisdiction of the Hong Kong courts under this Agreement and the Security Documents are valid and binding;

(l)	none of the Borrowers or the Guarantor or any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

(m)	each Vessel will on the Drawdown Date of the relevant Tranche be, and thereafter throughout the remainder of the Loan Period remain:

	(i)	in the absolute and unencumbered (except for the Permitted Encumbrances) ownership of the relevant Borrower as the sole, legal and beneficial owner of such Vessel;

	(ii)	registered in the name of the relevant Borrower under the laws and flag of Hong Kong;

	(iii)	operationally seaworthy and in every way fit for service;

	(iv)	classed and insured in accordance with the provisions of the relevant Deed of Covenants or the relevant General Assignment;

	(v)	subject to a Safety Management System in compliance with the ISM Code and in possession of a valid Safety Management Certificate thereunder (as such terms are defined in the Guidelines on application of the ISM Code issued by the International Chamber of Shipping and the International Shipping Federation);

	(vi)	issued with an International Ship Security (ISS) Certificate pursuant to the ISPS Code;

	(vii)	in possession of a valid International Air Pollution Prevention Certificate (IAPPC) under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL;

	(viii)	in possession of a certificate issued pursuant to Article 7 International Convention on Civil Liability for Bunker Oil Pollution Damage 2001, a certificate issued pursuant to Article 7 International Convention on Civil Liability for Oil Pollution Damage 1992 and (if such Vessel enters or trades through the waters of the United States of America) a certificate issued pursuant to s1016(a) Oil Pollution Act 1990 and s108(a) Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, in accordance with US Coast Guard Regulations, 33 CFR Part 138;

(ix)

(1)      in the case of Vessel A, time chartered to Koch under the relevant Charter for a charter period expiring (by effluxion of time) not earlier than 30 September 2014 at a minimum daily charterhire rate of Dollars Thirteen thousand nine hundred and fifty ($13,950) and for an additional charter period of one (1) year at Koch’s option for a minimum daily charterhire rate of Dollars Fifteen thousand and fifty ($15,050);

(2)      in the case of each of Vessel B and Vessel H, time chartered to Torm A/S under the relevant Charter for a charter period expiring (by effluxion of time) not earlier than 28 February 2016 at a minimum daily charterhire rate of Dollars Fifteen thousand two hundred and fifty ($15,250) (up to 28 February 2015) and Dollars Sixteen thousand ($16,000) (up to 28 February 2016) and for an additional charter period of one (1) year at Torm A/S’s option at a minimum daily charterhire rate of Dollars Sixteen thousand two hundred and fifty ($16,250) and a further additional charter period of one (1) year at Torm A/S’s option at a minimum daily charterhire rate of Dollars Seventeen thousand two hundred and fifty ($17,250);

(3)      in the case of each of Vessel C, Vessel E, Vessel F and Vessel G, time chartered to the relevant OSG Charterer under the relevant Charter for a charter period expiring (by effluxion of time) not earlier than 14 April 2016 at a minimum daily charterhire rate of Dollars Thirteen thousand seven hundred and fifty ($13,750) and for an additional charter period of one (1) year at the relevant OSG Charterer’s option for a minimum daily charterhire rate of Dollars Sixteen thousand two hundred and fifty ($16,250); and

(4)      in the case of Vessel D, time chartered to Oetker under the relevant Charter for a charter period expiring by (effluxion of time) not earlier than 31 March 2017 at a minimum daily charterhire rate of Dollars Thirteen thousand nine hundred and fifty ($13,950) (up to 31 March 2015), Dollars Fourteen thousand and twenty five ($14,025) (up to 31 March 2016) and Dollars Fourteen thousand and one hundred ($14,100) (up to 31 March 2017), and in each case upon such other terms as are acceptable to the Agent;

(n)	(i)	the entire issued voting share capital of each Borrower shall commencing from the Drawdown Date be legally and beneficially owned by the Guarantor; and

	(ii)	Mr. Por Liu (Republic of Singapore Passport Number E3165939D) and/or his family are the legal and beneficial majority shareholder(s) of the Guarantor and, after the listing of the Guarantor on The New York Stock Exchange or The NASDAQ Stock Market, the said Mr. Por Liu shall remain as the single largest shareholder of the Guarantor, legally and beneficially owning not less than fifteen per cent. (15%) of the entire issued share capital of the Guarantor;

(o)	there has been no material adverse change in the financial position of any Borrower or the Guarantor from that set forth in the financial statements referred to in Clause 8.1(i);

(p)	every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Borrower, the Guarantor or the other parties to authorise, or required by any Borrower, the Guarantor or the other parties in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement, the Charters and each of the Security Documents to which it is a party or the performance by any Borrower, the Guarantor or the other parties of its or their respective obligations hereunder or thereunder has been or, in the case of the Security Documents and the Charters will prior to the execution thereof have been obtained or made and is or, in the case of the Security Documents and the Charters, will prior to the execution thereof be in full force and effect and there has been no default in the observance of any of the conditions or restrictions imposed in or in connection with any of the same;

(q)	the obligations of the Borrowers and the Guarantor under this Agreement are direct, general and unconditional obligations of the Borrowers and the Guarantor;

(r)	none of the Borrowers or the Guarantor is (nor would with the giving of notice or lapse of time or both be) in breach of or in default under any agreement relating to Indebtedness or Borrowed Money to which it is a party or by which it may be bound;

(s)	the information, exhibits and reports furnished by the Borrowers and the Guarantor to the Agent in connection with the negotiation and preparation of this Agreement and each of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

(t)	no Taxes are imposed by withholding or otherwise on any payment to be made by any Borrower or the Guarantor under this Agreement or any of the Security Documents or are imposed on or by virtue of the execution or delivery by any Borrower or the Guarantor of this Agreement, any of the Security Documents or any other document or instrument to be executed or delivered hereunder or thereunder;

(u)	save for the registration of the Mortgages at the Hong Kong Shipping Registry and registration of particulars of the charges created under, together with certified copies of, the Mortgages, the Deeds of Covenants and the General Assignments within one (1) month of their creation at the Companies Registry of Hong Kong, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, the Charters or any of the Security Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in the Republic of Panama, Hong Kong, the Republic of the Marshall Islands or England or that any stamp, registration or similar Tax or charge be paid in the Republic of Panama, Hong Kong, the Republic of the Marshall Islands or England on or in relation to this Agreement, the Charters or any of the Security Documents;

(v)	this Agreement and each of the Security Documents are in proper form for their enforcement in the courts of Hong Kong;

(w)	copies of the Charters delivered or to be delivered to the Agent pursuant to Schedule 5 are, or will when delivered be, true and complete copies of such document;

(x)	none of the Charters, the Vessels, their Earnings, Insurances or Requisition Compensation (each as defined in the General Assignments) nor any part thereof is or will be subject to any Encumbrance save for any Permitted Encumbrance;

(y)	all advances, loans or other moneys made available to each Borrower by its shareholders or stockholders or any related or associated company shall rank after and inferior to the Loan and any Swap Liabilities and such Borrower’s Indebtedness under this Agreement and the Security Documents;

(z)	the obligations of the Borrowers and the Guarantor under this Agreement rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured and unsubordinated liabilities (both present and future, whether actual or contingent) of each of the Borrowers and the Guarantor, respectively;

(aa)	disclose to the Agent, all agreements relevant to the Loan, the Charters, this Agreement and the Security Documents made by or between the Borrowers, the Guarantor and any other parties to any Security Documents (other than the Secured Parties);

(bb)	the Guarantor is not a registered non-Hong Kong company under the Companies Ordinance (Cap.622 of the Laws of Hong Kong), and none of the Borrowers or the Guarantor has established a place of business in England;

	(cc)	save for the relevant Vessel and any other assets and properties arising out of the relevant Borrower’s ownership and operation of such Vessel in the ordinary course of business, each Borrower has no vessels or other assets or property; and

	(dd)	none of the Borrowers or (prior to its listing on The New York Stock Exchange or The NASDAQ Stock Market) the Guarantor is a FATCA FFI or a US Tax Obligor.

8.2

The representations and warranties in Clause 8.1 (and so that the representation and warranty in Clause 8.1(i) shall for this purpose refer to the then latest audited financial statements (in the case of the Borrowers) and the then latest audited consolidated financial statements (in the case of the Guarantor) delivered to the Agent under Clause 9.1(e)) shall be deemed to be repeated by the Borrowers and the Guarantor on and as of each day from the date of this Agreement until all moneys due or owing by the Borrowers and the Guarantor under this Agreement and the Security Documents have been paid in full as if made with reference to the facts and circumstances existing at each such date.

9.	UNDERTAKINGS

9.1	The Borrowers and the Guarantor hereby jointly and severally undertake with the Secured Parties that, from the date of this Agreement and throughout the Loan Period, each of them (or as the case may require, each of the Borrowers) will:

	(a)	promptly inform the Agent of any occurrence of which it becomes aware which might adversely affect its or any other party’s ability to perform its or such party’s obligations under this Agreement and/or any of the Security Documents and, without limiting the generality of the foregoing, will inform the Agent of any Default forthwith upon becoming aware thereof;

	(b)	without prejudice to Clauses 8.2 and 10, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in or in connection with every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things, which may from time to time be necessary or desirable under applicable law for the continued due performance of all its, or any other party’s, obligations under this Agreement and each of the Security Documents, to which it is a party;

	(c)	use the Loan exclusively for the purpose specified in Clause 1.1;

	(d)	file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situate or carries on business or is otherwise subject to Taxation and pay all Taxes shown to be due and payable on such returns or any assessments made against it (or its Subsidiaries) (other than those being contested in good faith and where such payment may be lawfully withheld);

(e)	prepare financial statements of each Borrower and consolidated financial statements of the Guarantor in accordance with generally accepted accounting principles and practices in the United States of America or the most up to date International Financial Reporting Standards promulgated and declared effective by the International Accounting Standards Board consistently applied in respect of each financial year and cause the same be certified by their auditors, and prepare unaudited financial statements of the Borrowers and the Guarantor in respect of each six (6) months’ period of each financial year, and deliver as many copies of such audited and unaudited financial statements as the Agent may reasonably require for distribution to the Lenders and the Swap Providers as soon as practicable, but not later than one hundred and eighty (180) days (in the case of audited financial statements) and ninety (90) days (in the case of unaudited financial statements) after the end of the financial period to which they relate;

(f)	deliver to the Agent as many copies as the Agent may reasonably require for distribution to the Lenders and the Swap Providers of every report, circular, notice or like document issued by the Borrowers and the Guarantor to their shareholders or creditors generally, in each case at the time of issue thereof;

(g)	provide the Agent with such financial and other information concerning the Borrowers and the Guarantor and their respective affairs as the Agent may from time to time reasonably require including, without limitation, details of any litigation pending or, to the knowledge of the directors and officers of the Borrowers and the Guarantor, threatened against the Borrowers or the Guarantor;

(h)	duly and punctually perform each of its obligations under the Charters, this Agreement and/or the Security Documents to which it is a party;

(i)	provide the Agent with copies of the Vessels’ operating accounts when requested and all documents etc. concerning the employment, earnings, operation and maintenance of the Vessels;

(j)	if any event occurs or circumstance exists as a result of which the information which has been provided by them to the Secured Parties hereunder would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Borrowers will inform the Agent and will promptly furnish to the Secured Parties updated or revised information which will correct such untrue statement or include such omitted fact; and

	(k)	procure that none of the Borrowers or (prior to its listing on The New York Stock Exchange or The NASDAQ Stock Market)) the Guarantor will become a FATCA FFI or a US Tax Obligor.

9.2	The Borrowers and the Guarantor hereby jointly and severally undertake with the Secured Parties that from the date of this Agreement and throughout the Loan Period, none of the Borrowers shall without the express prior written consent and approval of the Agent (acting on the instructions of the Majority Lenders):

	(a)	permit any Encumbrance to exist upon any Vessel (other than (1) the relevant Mortgage, (2) liens for Taxes not delinquent or being contested in good faith, (3) deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of Borrowed Money), leases, public or statutory obligations, surety or appeal bonds, or other deposits or pledges for purposes of like general nature in the ordinary course of business, and (4) liens for current crew’s wages and liens for salvage), or sell all or part of, or any shares in, any Vessel other than pursuant to Clause 4.4; or

	(b)	cause any debentures to be issued, nor create, incur, permit to exist or assume any mortgage, pledge, lien, fixed or floating charge or other security interest or other Encumbrance upon or with respect to any of its property or assets or assign or otherwise convey any rights to receive income, other than the securities permitted under or provided for by this Agreement; or

	(c)	create, incur, assume, suffer to exist or in any manner become or remain liable for any Indebtedness for Borrowed Money or for lease rentals, other than (1) Indebtedness normally associated with the day to day operation of the relevant Vessel, or otherwise in the normal course of business, (2) Indebtedness under this Agreement and the Security Documents to which any Borrower is a party, and (3) Indebtedness, including all shareholder’s advances to any Borrower, which by its terms is subordinate and subject in right of payment to the prior payment in full of the Indebtedness under or pursuant to this Agreement and the Security Documents, as evidenced by a subordination deed in form and substance satisfactory to the Agent; or

	(d)	assume, guarantee, endorse, contingently agree to purchase or provide funds for the payment of, agree to maintain the net worth or working capital of or otherwise support or “keep well” or otherwise become liable in respect of any obligation of any person, except (1) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (2) in favour of the Secured Parties; or

	(e)	cause or permit any of the Borrowers to make any investments or any loan or advance to any person; or

(f)	incur any Indebtedness to the Guarantor or its Related Companies or associated companies which does not rank after its Indebtedness under this Agreement in priority of payment; or

(g)	permit any transfer or change of the registered or beneficial ownership of any of its issued shares as at the date of the Drawdown Date, or allot or issue any new shares, or grant or permit the granting of any option to acquire any of its issued or unissued shares; or

(h)	to acquire any vessel other than the relevant Vessel; or

(i)	carry on or engage in or be concerned with any business or activities except those of owner and operator of an ocean going vessel and activities incidental thereto; or

(j)	sell, lease, transfer or otherwise dispose of, or cease to exercise full and direct control over, any, or any part of its present or future undertaking, properties, assets, rights or revenues in relation to the relevant Vessel; or

(k)	change its accounting periods or its auditors, provided that the Agent’s consent to such a change shall not be unreasonably withheld; or

(l)	factor, sell, assign, discount or otherwise dispose of any present or future book or other debts, claims or securities for money; or

(m)	form or co-operate in the formation of, or purchase or acquire any Subsidiary; or

(n)	upon the occurrence of any Event of Default or breach of any financial covenant in Clause 9.6(a), pay or declare any dividends upon any of its shares or stock; or

(o)	permit any change to be made in its overall control or management by companies other than the fully owned companies of the Guarantor; or

(p)	consolidate with, or merge into, any other corporation or permit any other corporation to merge into it, or acquire all or a substantial part of the assets or capital stock of any other person or other organisation if such acquisition is analogous in either purpose or effect to a consolidation or merger; or

(q)	purchase or otherwise acquire the shares, capital stock, assets or obligations of any person or other organisation; or

(r)	cause or permit any of the Borrowers to amend or vary the material terms (including but not limited to those relating to charterhire rate, charter period, trading areas, parties) of or terminate the Charters; or

(s)	incur any Indebtedness which does not rank pari passu or after its Indebtedness under this Agreement or any Security Document in priority of payment.

9.3	The Guarantor undertakes with the Secured Parties that, from the date of this Agreement and throughout the Loan Period, the Guarantor shall not, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), permit:

	(a)	any Encumbrance to subsist, arise or be created or extended on or over any of the authorised or issued share capital of any Borrower or its present or future undertakings, properties, assets, rights or revenues; or

	(b)	any Encumbrance to subsist, arise or be created or extended on or over any Indebtedness or other obligation of any Borrower to the Guarantor; or

	(c)	any change in the registered or beneficial ownership of any Borrower or the Guarantor in contravention of Clause 8.1(n); or

	(d)	consolidate with, or merge into, any other corporation or permit any other corporation to merge into it, or undertake, undergo, enter into or become subject to any kind of reconstruction or reorganisation or scheme of arrangement for any of the foregoing, or acquire all or a substantial part of the assets or capital stock of any other person or other organisation if such acquisition is analogous in either purpose or effect to a consolidation or merger; or

	(e)	redeem, repay, purchase, cancel or otherwise return, acquire or reduce all or any class or any part of the Guarantor’s issued share or loan capital.

9.4	The Borrowers and the Guarantor jointly and severally undertake with the Secured Parties that, from the date of this Agreement and throughout the Loan Period, each of them (or, as the case may be, each of the Borrowers) will:

	(a)	ensure that each Vessel will on the Drawdown Date of the relevant Tranche, and thereafter throughout the remainder of the Loan Period remain:

(i) in the absolute and unencumbered (except for the Permitted Encumbrances) ownership of the relevant Borrower, and registered in the name of such Borrower under the laws and flag of Hong Kong, subject only to the relevant Mortgage which will be or has been registered at the Hong Kong Shipping Registry;

(ii) operationally sea-worthy and in every way fit for service;

(iii) classed and insured in accordance with the provisions of the relevant Deed of Covenants or the relevant General Assignment;

(iv)	subject to a Safety Management System in compliance with the ISM Code and in possession of a valid Safety Management Certificate thereunder (as such terms are defined in the Guidelines on application of the ISM Code issued by the International Chamber of Shipping and the International Shipping Federation);

(v)	issued with an International Ship Security (ISS) Certificate pursuant to the ISPS Code;

(vi)	operated in accordance with all requirements in the Maritime Labour Convention;

(vii)	in possession of a valid International Air Pollution Prevention Certificate (IAPPC) under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL;

(viii)	in possession of a certificate issued pursuant to Article 7 International Convention on Civil Liability for Bunker Oil Pollution Damage 2001, a certificate issued pursuant to Article 7 International Convention on Civil Liability for Oil Pollution Damage 1992 and (if such Vessel enters or trades through the waters of the United States of America) a certificate issued pursuant to s1016(a) Oil Pollution Act 1990 and s108(a) Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, in accordance with US Coast Guard Regulations, 33 CFR Part 138;

(ix)

(1)         in the case of Vessel A, time chartered to Koch under the relevant Charter for a charter period expiring (by effluxion of time) not earlier than 30 September 2014 at a minimum daily charterhire rate of Dollars Thirteen thousand nine hundred and fifty ($13,950) and for an additional charter period of one (1) year at Koch’s option for a minimum daily charterhire rate of Dollars Fifteen thousand and fifty ($15,050);

(2)         in the case of each of Vessel B and Vessel H, time chartered to Torm A/S under the relevant Charter for a charter period expiring (by effluxion of time) not earlier than 28 February 2016 at a minimum daily charterhire rate of Dollars Fifteen thousand two hundred and fifty ($15,250) (up to 28 February 2015) and Dollars Sixteen thousand ($16,000) (up to 28 February 2016) and for an additional charter period of one (1) year at Torm A/S’s option at a minimum daily charterhire rate of Dollars Sixteen thousand two hundred and fifty ($16,250) and a further additional charter period of one (1) year at Torm A/S’s option at a minimum daily charterhire rate of Dollars Seventeen thousand two hundred and fifty ($17,250);

(3)         in the case of each of Vessel C, Vessel E, Vessel F and Vessel G, time chartered to the relevant OSG Charterer under the relevant Charter for a charter period expiring (by effluxion of time) not earlier than 14 April 2016 at a minimum daily charterhire rate of Dollars Thirteen thousand seven hundred and fifty ($13,750) and for an additional charter period of one (1) year at the relevant OSG Charterer’s option for a minimum daily charterhire rate of Dollars Sixteen thousand two hundred and fifty ($16,250); and

(4)         in the case of Vessel D, time chartered to Oetker under the relevant Charter for a charter period expiring (by effluxion of time) not earlier than 31 March 2017 at a minimum daily charterhire rate of Dollars Thirteen thousand nine hundred and fifty ($13,950) (up to 31 March 2015), Dollars Fourteen thousand and twenty five ($14,025) (up to 31 March 2016) and Dollars Fourteen thousand and one hundred ($14,100) (up to 31 March 2017), and in each case upon such other terms as are acceptable to the Agent;

(b)	not permit any company other than that approved in writing by the Agent acting on instructions of the Majority Lenders, to manage or service any Vessel which manager as shall be in possession of a valid Document of Compliance appropriate for the relevant Vessel under the ISM Code;

(c)	not change the flag or registry of each or any Vessel (without the prior written consent of the Majority Lenders);

(d)	ensure that the Borrowers shall furnish the Agent from time to time promptly on request with:

(i) documentary evidence of each Vessel’s registration in the name of the respective Borrower under the laws and flag of Hong Kong;

(ii) all such information as the Agent shall from time to time require regarding any Vessel, her compliance with the ISM Code, ISPS Code, MARPOL, the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001, Article 7 International Convention on Civil Liability for Oil Pollution Damage 1992, (if such Vessel enters or trades through the waters of the United States of America) the Oil Pollution Act 1990 and the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts of her employment or otherwise howsoever concerning her;

(iii) a valuation report of any Vessel by independent brokers and valuers acceptable in all respects to the Agent, such valuation to be at the expense of the Borrowers on one (1) occasion in any twelve (12) month period unless an Event of Default has occurred in which case all such valuations shall be at the expense of the Borrowers;

(iv) all such information as the Agent shall from time to time require regarding all insurances on or in respect of each Vessel and copies of all policies, cover notes and all other contracts of insurance which are from time to time taken out or entered into in respect of such Vessel or otherwise howsoever in connection with such Vessel so that the Agent is at all times able to determine whether such Vessel has been adequately insured as provided for in the relevant Deed of Covenants and the relevant General Assignment;

	(e)	notify the Agent of any actual or threatened withdrawal of any Vessel’s Safety Management Certificate, International Ship Security Certificate, International Air Pollution Prevention Certificate (IAPPC), certificate issued pursuant to Article 7 International Convention on Civil Liability for Bunker Oil Pollution Damage 2001, certificate issued pursuant to Article 7 International Convention on Civil Liability for Oil Pollution Damage 1992, (if such Vessel enters or trades through the waters of the United States of America) certificate issued pursuant to s1016(a) Oil Pollution Act 1990 and s108(a) Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, in accordance with US Coast Guard Regulations, 33 CFR Part 138, or Document of Compliance and of the occurrence of any accident or major non-conformity involving or relating to such Vessel; and

	(f)	ensure that all earnings and charterhire of each Vessel are paid into the relevant Earnings Account (as defined in the relevant General Assignment).

9.5	(a)	The Borrowers and the Guarantor jointly and severally undertake with the Secured Parties that if at any time throughout the Loan Period, the aggregate Market Value of the Vessels is less than one hundred and twenty per cent. (120%) of the Loan then outstanding, the Borrowers (and the Guarantor shall procure that the Borrowers) shall, immediately upon being advised by the Agent of such event, either (i) prepay to the Lenders such proportion of the Loan, or (ii) provide the Lenders with, or procure the provision to the Agent of, such cash deposits and/or other additional security as shall be required by the Lenders so as to ensure that, at all times throughout the Loan Period, the aggregate Market Value of the Vessels and any additional security provided pursuant hereto will always be not less than one hundred and twenty per cent. (120%) of the Loan then outstanding. Any additional security provided to the Lenders pursuant to this Clause 9.5(a) shall take such form, be constituted by such documentation and be entered into between such parties, as the Agent (on behalf of the Lenders) shall in its absolute discretion require.

	(b)	For the purpose of Clause 9.5(a), the aggregate Market Value of the Vessels shall be determined at any such time as the Agent may reasonably request by means of a valuation made by an independent reputable appraiser appointed by the Agent from time to time (at the expense of the Borrowers on one (1) occasion per annum unless an Event of Default has occurred in which case all such valuations shall be at the expense of the Borrowers). For this purpose, such valuation shall be made without physical inspection of the Vessels, on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and without the benefit of any existing charter or other contract of employment current at the time of such valuation. The Agent and the Borrowers agree to accept any valuation made by an appraiser appointed as aforesaid, as conclusive evidence of the market value of the Vessels at the date of such valuation. The Borrowers agree to supply to the Agent and to any appraiser appointed as aforesaid such information concerning the Vessels and their condition as such appraiser may reasonably require for the purpose of making such valuation.

	(c)	For the purpose of Clause 9.5(a), the market value of any additional security provided or to be provided to the Lenders shall be determined by the Agent (on behalf of the Lenders) in its sole and absolute discretion without any necessity for the Agent to assign any reason for its determination.

	(d)	In connection with any additional security provided in accordance with this Clause 9.5, the Agent shall be entitled to receive certified copies of such documents of the kind referred to in Schedule 5 and such favourable legal opinions as the Agent shall in its absolute discretion require.

9.6	(a)	The Borrowers and the Guarantor hereby jointly and severally undertake with the Secured Parties that, from the date of this Agreement and throughout the Loan Period, the Guarantor shall ensure:

(i) the ratio of EBITDA to Interest Expense shall be greater than 2.0 to 1 on or before 31 December 2016 and 2.5 to 1 thereafter;

(ii) Total Cash and Cash Equivalents shall not be less than the higher of (1) Dollars Five hundred thousand ($500,000) for each vessel in operation, whether owned or chartered in by the Guarantor and its subsidiaries, and (2) five per cent. (5%) of the Total Liabilities;

	(iii)	Maximum Net Debt shall not exceed sixty five per cent. (65%) of Total Capitalisation; and

	(iv)	Tangible Net Worth shall not be less than Dollars Eighty million ($80,000,000) plus (1) twenty five per cent. (25%) of the Guarantor’s positive consolidated net income and (2) fifty per cent. (50%) of the value of the equity proceeds realised from any issuance of equity interests of the Guarantor from time to time.

(b)	The financial covenants and accounting terms set out in Clause 9.6(a) shall be tested by reference to the then latest annual audited financial statements and semi-annual un-audited financial statements of the Guarantor delivered pursuant to Clause 9.1(e) in respect of the Relevant Period but so that:

“EBITDA” means, for any Relevant Period, the aggregate of (i) net income for such period; and (ii) the aggregate amounts deducted in determining net income for such period in respect of gains or losses from sale of assets or reserves relating thereto, interest expenses, depreciation and amortisation, impairment charges and any other non-cash charges and deferred income tax expenses for such period;

“Interest Expense” means, in respect of any financial year of the Guarantor, interest expense (excluding capitalised interest expense) as stated in the audited or (as the case may be) interim unaudited profit and loss account or income statement of the Guarantor;

“Net Debt” means at any time the aggregate amount of all obligations of the Guarantor for or in respect of Borrowed Moneys but deducting the aggregate amount of freely available Total Cash and Cash Equivalent Investments held by the Guarantor at such time, and so that no amount shall be included or excluded more than once;

“Tangible Net Worth” means at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Guarantor and the amount standing to the credit of the reserves of the Guarantor, including any amount credited to the share premium account (net of any intangibles and any other write-offs), but deducting:

	(a)	any debit balance on the profit and loss account of the Guarantor;

	(b)	(to the extent included) any amount shown in respect of goodwill or other intangible assets of the Guarantor;

	(c)	(to the extent included) any provision for deferred taxation;

(d) (to the extent included) any amounts arising from an upward revaluation of assets made at any time after 31 December 2013; and

(e) any amount in respect of any dividend or distribution declared, recommended or made by the Guarantor and to the extent such distribution is not provided for in the most recent financial statements,

and so that no amount shall be included or excluded more than once;

“Total Capitalisation” means at the last date of any Relevant Period the aggregate of Tangible Net Worth as at that date and Net Debt for that Relevant Period;

“Total Cash and Cash Equivalent” means cash and equivalent freely available to the Guarantor;

“Total Liabilities” means at any time the aggregate of all indebtedness which would be treated as a liability of the Guarantor in accordance with the most up to date International Financial Reporting Standards promulgated and declared effective by the International Accounting Standards Board or generally accepted accounting principles and practices in the United States of America including any amount raised by the issuance of redeemable shares which are redeemable before the latest of the final Repayment Date of a Tranche to occur under this Agreement; and

“Relevant Period” means each period of twelve (12) months ending on 31 December which is the last day of the Guarantor’s financial year and each period of twelve (12) months ending on 30 June which is the last day of the first half of the Guarantor’s financial year.

	(c)	The Borrowers and the Guarantor shall provide the Agent with a Compliance Certificate when the latest audited and unaudited financial statements of the Guarantor are from time to time delivered to the Agent under Clause 9.1(e)), setting out (in reasonable detail) computations as to compliance with this Clause 9.6 as at the date of such Compliance Certificate. Each Compliance Certificate delivered pursuant to this Clause 9.6 shall be signed by one (1) director of the Guarantor in the form agreed by the Guarantor and the Lenders before the date of this Agreement.

9.7	Without prejudice to the generality of Clause 9, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their obligations and liabilities under this Agreement and the Security Documents, the transactions and other arrangements affected or contemplated by this Agreement and the Security Documents to which they are respectively a party, each Borrowers confirms that (a) it is acting for its own account, (b) it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement, and (c) the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (2005/60/EC) of the Council of the European Communities) and/or Art 305 bis of the Swiss Penal Code.

9.8	Each Borrower understands that each Lender is - be it due to applicable laws be it due to internal rules and regulations - prohibited to conclude transactions or finance transactions with the government of or any person or entity owned or controlled by the government of “Restricted Countries” or “Restricted Persons”.

Each Borrower confirms and undertakes that it shall not transfer, make use of or provide the benefits of any money, proceeds or services provided by or received from the Lenders to any Restricted Persons or conduct any business activity (such as entering into any ship acquisition agreement, any ship refinancing agreement and/or any charter agreement) related to a vessel, project, asset or otherwise for which money, proceeds or services have been received from any Lender with any Restricted Persons.

In this Clause 9.8:

“Restricted Countries” means Cuba, Iran, Myanmar, North Korea, Sudan and Syria and any additional countries notified by the Lender to any Borrower from time to time based on the sanctions imposed by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) or any regulative bodies referred to in the definition of Restricted Persons.

“Restricted Persons” means persons, entities or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, (ii) subject to any sanction administrated by the United Nations, the European Union, the State Secretariat for Economic Affairs of Switzerland, OFAC, HM Treasury of the United Kingdom, the Monetary Authority of Singapore and the Hong Kong Monetary Authority and/or any other applicable country and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

10.	CONDITIONS

10.1	The obligation of each of the Lenders to make any Tranche available shall be subject to the condition that the Agent, or its duly authorised representative, shall have received no later than five (5) Banking Days before the day on which the Drawdown Notice for such Tranche is given, the documents and evidence specified in Part 1 of Schedule 5 in form and substance satisfactory to the Agent.

10.2	The obligation of the Lenders to make any Tranche available and of the Lenders to maintain the Loan after the Drawdown Date of such Tranche shall be subject to the condition that the Agent, or its duly authorised representative, shall have received on or prior to the Drawdown Date of such Tranche the documents and evidence specified in Part 2 of Schedule 5 in form and substance satisfactory to the Agent.

10.3	The obligation of the Lenders to make any Tranche available or maintain the Loan or any Tranche is subject to the further condition that at the time of making of such Tranche:

	(a)	the representations and warranties set out in Clauses 8.1 and 8.2 (and so that the representation and warranty in Clause 8.1(i) shall for this purpose refer to the then latest audited financial statements delivered to the Agent under Clause 9.1(e)) are true and correct on and as of each such time as if each were made with respect to the facts and circumstances existing at such time; and

	(b)	no Default shall have occurred and be continuing or would result from the making of such Tranche.

10.4	The conditions precedent set out in this Clause 10 are inserted for the sole benefit of the Lenders, and may be waived in whole or in part and with or without conditions by the Agent on or before drawdown of any Tranche without prejudicing the right of the Agent acting on instructions from the Lenders to require fulfilment of such conditions in whole or in part at any time thereafter.

10.5	Not later than five (5) Banking Days prior to the Drawdown Date of any Tranche is to be drawn down or, as the case may be, each Interest Payment Date, the Agent may request and the Borrowers shall, not later than two (2) Banking Days prior to such date, deliver to the Agent on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of Clauses 8, 9, 10 and 11.

11.	EVENTS OF DEFAULT

11.1	There shall be an Event of Default if:

	(a)	any of the Borrowers or the Guarantor fails to pay any sum payable by it under this Agreement, and/or any of the Security Documents at the time stipulated in this Agreement or the relevant Security Document (or, in the case of any sum payable on demand, within five (5) Banking Days of demand) or in the currency or in the manner stipulated in this Agreement or the relevant Security Document; or

	(b)	any requirement of Clause 9.6 is not satisfied or any of the provisions of Clauses 9.6 or 9.7 is breached;

	(c)	any of the Borrowers or the Guarantor or any other party (other than the Secured Parties) commits any breach of or omits to observe any of its obligations or undertakings under this Agreement and/or any of the Security Documents (other than as referred to in sub-paragraph (a) above) and, in respect of any such breach or omission which in the opinion of the Agent is capable of remedy, such action as the Agent may require shall not have been taken within seven (7) days of the Agent notifying the relevant Borrower or the Guarantor or, as the case may be, such other party of such default and of such required action; or

(d)	any representation or warranty made or deemed to be made or repeated by or in respect of any Borrower or the Guarantor or any other party (other than the Secured Parties) in or pursuant to this Agreement and/or any of the Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement and/or any of the Security Documents is or proves to have been incorrect in any material respect; or

(e)	any Indebtedness of any Borrower or the Guarantor or any of the Related Companies of the Guarantor is not paid when due or becomes due or capable of being declared due prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Borrower or the Guarantor or the relevant Related Company of the Guarantor of a voluntary right of prepayment) or any guarantee or indemnity given by any Borrower or the Guarantor or any of the Related Companies of the Guarantor in respect of Indebtedness is not honoured when due and called upon; or

(f)	any consent, authorisation, licence or approval of or registration with or declaration to governmental or public bodies or authorities or courts required by any Borrower or the Guarantor or any other party (other than the Secured Parties) to authorise, or required by any Borrower or the Guarantor or any other party (other than the Secured Parties) in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement, the Charters and/or any of the Security Documents or the performance by any Borrower or the Guarantor or any such party of its obligations hereunder or thereunder is modified in a manner unacceptable to the Agent or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect or any Borrower or the Guarantor or any such party defaults in the observance of any of the conditions or restrictions imposed in or in connection with any of the same; or

(g)	a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any of the undertakings, assets, rights or revenues of any Borrower or the Guarantor or any of the Related Companies of the Guarantor and is not discharged within fourteen (14) days; or

(h)	any Borrower or the Guarantor or any of the Related Companies of the Guarantor suspends payment of its or his or her debts or is unable or admits inability to pay its debts as they fall due or commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of all or part of its Indebtedness or proposes or enters into any composition or other arrangement for the benefit of its, creditors generally or proceedings are commenced in relation to any Borrower or the Guarantor under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

(i)	any Borrower or the Guarantor or any of the Related Companies of the Guarantor takes any action or any legal proceedings are started or other steps taken for (i) such Borrower or the Guarantor or any of the Related Companies of the Guarantor to be adjudicated or found bankrupt or insolvent, (ii) the winding-up or dissolution of such Borrower or the Guarantor or any of the Related Companies of the Guarantor, or (iii) the appointment of a liquidator, trustee, receiver or similar officer of such Borrower or the Guarantor or any of the Related Companies of the Guarantor, or of the whole or any part of its undertakings, assets, rights or revenues; or

(j)	any event occurs or proceedings is taken with respect to any Borrower, the Guarantor or any of the Related Companies of the Guarantor in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clause 11.1(g), (h) or (i); or

(k)	any Borrower or the Guarantor or any of the Related Companies of the Guarantor suspends or ceases or threatens to suspend or cease to carry on its business; or

(l)	all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, any Borrower or the Guarantor or any of the Related Companies of the Guarantor are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(m)	any Charter, this Agreement or any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any Charter, this Agreement or any of the Security Documents shall at any time and for any reason be contested by any party thereto (other than the Secured Parties), or if any such party shall deny that it has any, or any further, liability thereunder or it becomes impossible or unlawful for any Borrower or the Guarantor or any other party to any Charter, this Agreement or any of the Security Documents (other than the Secured Parties) to fulfil any of its covenants and obligations contained therein or herein or for the Secured Parties to exercise the rights or any of them vested in them thereunder or otherwise; or

(n)	there occurs, in the opinion of the Agent, a material adverse change in the financial condition of any Borrower or the Guarantor by reference to the financial statements referred to in Clause 8.1(i) or 9.1(e); or

(o)	any other event occurs or circumstance arises which, in the opinion of the Agent, is likely materially and adversely to affect either (i) the ability of any Borrower or the Guarantor or any other party (other than the Secured Parties) to perform all or any of its obligations under or otherwise to comply with the terms of this Agreement, the Charters or and/or any of the Security Documents, or (ii) the security created by this Agreement and/or any of the Security Documents; or

(p)	any Encumbrance in respect of any of the property (or part thereof) which is the subject of the Security Documents (or any of them) becomes enforceable; or

(q)	there is any change in the registered or beneficial ownership of the shares in any Borrower or the Guarantor in contravention of Clause 8.1(n) is changed for any reason whatsoever in any substantial way; or

(r)	any Borrower or the Guarantor or any other party to any of the Security Documents (other than the Secured Parties) repudiates this Agreement or any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate this Agreement or any of the Security Documents; or

(s)	any of the Charters is breached in any material respect or terminated or cancelled by any party thereto or any of the Vessels is rejected or withdrawn under the relevant Charter for any reason whatsoever or any moneys assigned pursuant to any of the Security Documents are paid other than as provided therein; or

(t)	any of the circumstances set out in Clause 11.1(e), (f), (g), (h), (i), (j), (k) or (l) shall arise in relation to any Charterer; or

(u)	any Borrower, the Guarantor or any Charterer fails to comply with any national and international conventions, laws, and the rules and regulations thereunder, applicable to any Borrower, the Guarantor or any Charterer as the case may be, including without limitation, the International Convention on Civil Liability for Oil Pollution Damage, the United States Oil Pollution Act of 1990 (including, without limitation, the manning requirements and the requirements relating to the establishment of financial responsibility), the United States Comprehensive Environmental Response, Compensation and Liability Act, other United States federal and state laws, and international conventions, laws, rules and regulations relating to environmental matters, including discharges of oil, petroleum, petroleum products and distillates, chemicals, pollutants and other substances if such failure, in the reasonable opinion of the Agent could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of any Borrower, the Guarantor or any Charterer or on the security created by the Mortgages; or

	(v)	any Borrower, the Guarantor or any Charterer is involved in any incident involving the non-compliance with any national or international or other conventions, laws, rules and regulations relating to environmental matters, including discharges of oil, petroleum, petroleum distillates and other substances, if such incident could in the reasonable opinion of the Agent reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of any Borrower, the Guarantor or any Charterer or on the security created by the relevant Mortgage and in respect of any such non-compliance which in the opinion of the Agent is capable of remedy such action as the Agent may reasonably require shall not have been taken within seven (7) days of the Agent notifying the relevant Borrower of such required action and such incident has not been remedied within twenty (20) days from such notification; or

	(w)	any Borrower or any other relevant party fails or omits to comply with any requirements of the relevant Vessel’s protection & indemnity association to the effect that any cover (including, without limitation, U.S. Oil Pollution liability) is or may be liable to cancellation or exclusion at any time; or

	(x)	any Borrower or any relevant party fails or omits to comply with the requirements of the ISM Code and/or fails to obtain and maintain a Document of Compliance thereunder for itself and a Safety Management Certificate in respect of the relevant Vessel; or

	(y)	any Borrower, the Guarantor, the Related Companies of the Guarantor or any Charterer or any other relevant party fails or omits to comply with any requirements of any Vessel’s protection and indemnity association to the effect that any cover (including, without limitation, U.S. Oil Pollution liability) is or may be liable to cancellation or exclusion at any time;

	(z)	any Borrower or the Guarantor or any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf becomes a Restricted Party,

Provided that there shall not be an Event of Default solely by reason of any of the events or circumstances described in Clause 11.1(e), (g), (h), (i), (j), (k), (l) or (y) taking place with respect to any Related Company of the Guarantor if, in the reasonable opinion of the Lenders, the ability of the Borrowers and of the Guarantor to perform all or any of their respective obligations under, or otherwise to comply with the terms of, this Agreement and the Security Documents to which they are parties shall not be materially and adversely affected.

11.2	The Agent may and if so requested by the Majority Lenders and the Swap Providers shall, without prejudice to any other rights of the Lenders and the Swap Providers, at any time after the happening of an Event of Default by notice to the Borrowers declare that:

(a) the obligation of the Lenders to make their Commitments available shall be terminated, whereupon the aggregate Commitments of the Lenders shall be reduced to zero forthwith; and/or

(b) each Tranche, the Loan and all interest accrued and all other sums payable under this Agreement and the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

12.	INDEMNITIES

12.1	The Borrowers and the Guarantor hereby jointly and severally undertake and agree to indemnify the Secured Parties on demand, without prejudice to any of the other rights of the Secured Parties under this Agreement and/or any of the Security Documents, against any loss (including loss of Margin and any termination or unwinding costs under the Swap Agreement) or expense which they shall certify as sustained or incurred by them as a consequence of (i) any default in payment by any Borrower or the Guarantor of any sum under this Agreement or any of the Security Documents when due, (ii) the occurrence of any Event of Default, (iii) any prepayment of any Tranche or part thereof being made under Clause 4.2, 4.3, 4.4, 9.5, 13.1, 13.2 or 13.3 otherwise than on the last day of an Interest Period relating to the part of such Tranche prepaid, (iv) any Tranche not being drawn down for any reason (excluding any default by the Secured Parties) after the relevant Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan, any Tranche or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan, any Tranche or any part thereof.

12.2	If any sum due from any Borrower or the Guarantor under this Agreement or any of the Security Documents or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Agreement or the relevant Security Document or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against such Borrower or the Guarantor, (ii) obtaining an order or judgment in any court or other tribunal, or (iii) enforcing any order or judgment given or made in relation to this Agreement or any of the Security Documents, the Borrowers and the Guarantor shall jointly and severally indemnify and hold harmless the Secured Parties from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency, and (b) the rate or rates of exchange at which the Secured Parties may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to them in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from any Borrower or the Guarantor under this Clause 12.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

12.3	Each reference in this Agreement to the currency in which any amount is expressed to be payable under this Agreement (the “Contractual Currency”) is of the essence. The obligations of the Borrowers in respect of any amount due under this Agreement shall notwithstanding any payment in any currency other than the Contractual Currency (whether pursuant to a judgment or otherwise) is discharged only to the extent of the amount in the Contractual Currency that the Secured Parties may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Banking Day immediately following the day on which the Secured Parties receive the payment.

13.	UNLAWFULNESS, INCREASED COSTS, ALTERNATIVE INTEREST RATES

13.1	If any law, regulation or regulatory requirement or any judgment, order or direction of any court, tribunal or authority binding upon any Lender in the jurisdiction in which it is formed or has its principal or lending office or in which any action is required to be performed by it for the purposes of this Agreement (whether or not in force before the date of this Agreement) renders it unlawful for such Lender to make or maintain the Commitment or maintain or fund the Loan, any Tranche or any part thereof or to carry out any of its other obligations under this Agreement such Lender shall promptly through the Agent inform the Borrowers. If it shall so be unlawful for any Lender to make or maintain its Commitment or maintain or fund its proportion of the Loan, its Commitment shall be reduced to zero. If it shall be unlawful for any Lender to maintain or fund its Contribution, the Agent shall, at the request of such Lender, give notice to the Borrowers requiring the Borrowers to prepay such part of the Loan or the relevant Tranche equivalent to the amount of Contribution of such Lender either (i) forthwith, or (ii) on a future specified date not being earlier than the latest date permitted by such law, regulation, regulatory requirement, judgment, order or direction and the Borrowers shall prepay such part of the Loan or such Tranche equivalent to the amount of Contribution of such Lender in accordance with and subject to the terms of such notice and the provisions of Clause 13.4. Without prejudice to the obligation of the Borrowers to make such prepayment, the Borrowers and such Lender shall negotiate for a period not exceeding thirty (30) days with a view to such Lender making available the relevant Commitment and/or maintaining the relevant Contribution in whole or part in a manner which is not unlawful.

13.2	If any law, regulation or regulatory requirement (including without limitation, the Basel Rules) or any judgment, order or direction, or any change in the interpretation, administration or application thereof, of any court, tribunal or authority binding upon any Lender in the jurisdiction in which it is formed or has its principal or lending office or in which any action is required to be performed by it for the purposes of this Agreement taking effect after the date of this Agreement or if compliance by such Lender with any direction, request or requirement (whether or not having the force of law) of any monetary agency, central bank or competent governmental or other authority shall:

(a)	subject such Lender to Taxes or change the basis of Taxation of such Lender with respect to any payment under this Agreement (other than Taxes or Taxation on the overall net income of such Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located);

(b)	impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, such Lender; or

(c)	impose on such Lender any other condition with respect to this Agreement or its obligations under this Agreement, and, as a result of any of the foregoing, the cost to such Lender of making or keeping the relevant Commitment available or maintaining or funding the relevant Contribution is increased or the amount payable or the effective return to such Lender under this Agreement is reduced or such Lender makes a payment or forgoes a return on or calculated by reference to any amount payable to it under this Agreement, then and in each such case:

(i) on demand by the Agent, the Borrowers shall pay to such Lender the amount which such Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Lender regards as confidential in relation to its funding arrangements) is required to compensate such Lender for such increased cost, reduction, payment or forgone return; and

(ii) the Borrowers may, at any time after receipt of such demand and certificate notify the Agent that they will prepay all (but not part only) of such Lender’s Contribution whereupon the Borrowers shall prepay such Lender’s Contribution to the Agent for account of such Lender in accordance with and subject to the provisions of Clause 13.4.

Any demand under Clause 13.2(i) may be made at any time whether or not the Loan or any Tranche has been repaid.

This Clause 13.2 does not apply to the extent any amount payable under this Clause 13.2 is:

(1)	attributable to a FATCA Deduction required to be made by any Borrower or the Guarantor or a Secured Party; or

(2)	compensated for by clause 6.11(d).

13.3	(a)	If and whenever, at any time prior to the commencement of any Interest Period the Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that:

		(i)	adequate and fair means do not exist for ascertaining the rate of interest during such Interest Period pursuant to Clauses 3.1 and 3.2;

		(ii)	deposits in Dollars are not available in the London interbank eurocurrency market in sufficient amounts in the ordinary course of business for such Interest Period;

		(iii)	by reason of circumstances affecting the London interbank eurocurrency market generally it is impracticable for any of the Lenders to fund or continue to fund the Loan during such Interest Period; or

		(iv)	LIBOR does not accurately reflect the cost to the Lenders of funding the Loans,

the Agent shall forthwith give notice of such determination (a “Determination Notice”) to the Borrowers. After the giving of any Determination Notice in respect of an intended drawdown of a Tranche, such Tranche shall not be drawn down and the Drawdown Notice of such Tranche shall be deemed not to have been given, save that if the reason for the Determination Notice being given is the occurrence of the circumstances set out in paragraph (iv) above, the drawing shall still be advanced on the understanding that the rate of interest to apply shall be the sum of the Margin, the actual cost to the Lenders of funding the Loan for the relevant Interest Period.

	(b)	During the period of ten (10) days after any Determination Notice has been given by the Agent under Clause 13.3(a), the Agent (after having obtained confirmation from the Lenders) shall certify (having consulted with the Borrowers) an alternative basis (the “Substitute Basis”) for the making or continuation of any Tranche or the Loan. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Lenders equivalent to the Margin. The Substitute Basis shall be binding upon the Borrowers and the Guarantor and shall take effect in accordance with its terms from the date specified in the Determination Notice. During the period when a Substitute Basis is in force the Borrowers, the Agent and the Lenders shall consult not less frequently than once every thirty (30) days with a view to reverting to the other provisions of this Agreement as soon as practicable.

	(c)	If the Borrowers determine that they do not wish to continue to borrow the relevant Tranche or the Loan on the basis of the Substitute Basis, they shall so notify the Agent within ten (10) days of receipt of the certificate specifying such Substitute Basis, whereupon the Borrowers shall forthwith prepay such Tranche or the Loan in accordance with and subject to the provisions of Clause 13.4 together with accrued interest to the date of prepayment, calculated from the date specified in the Determination Notice at a rate per annum equal to the rate certified by the Agent to be an interest rate equivalent to the aggregate of (i) the Margin, and (ii) the cost to the Lenders of funding such Tranche or the Loan during the period commencing on the date specified in the Determination Notice and ending on the date of prepayment.

13.4	When any Tranche or the Loan is prepaid by the Borrowers pursuant to this Clause 13 the Borrowers shall, at the time of such prepayment, pay to the Agent and/or the Lenders accrued interest thereon to the date of actual payment, any additional amount payable under Clause 13.2 and all other sums payable by the Borrowers to the Secured Parties pursuant to this Agreement (including, without limitation, any amounts payable under Clause 12) and pursuant to the Security Documents or any of them.

14.	SECURITY AND SET-OFF

14.1	All moneys received by the Security Parties under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this Clause 14.1 shall be applied in the following manner:

	(a)	first in or towards payment on a pro-rata basis of any unpaid fees, costs and expenses which may be owing to the Secured Parties under this Agreement and the Security Documents or any of them;

	(b)	secondly in or towards payment on a pro-rata basis of (i) any periodic payments (not being payments as a result of termination or closing out) to the Swap Providers under the Swap Agreements, and (ii) any accrued interest, fee or commission due but unpaid in respect of each Tranche or any part thereof or otherwise under this Agreement or any of the Security Documents;

	(c)	thirdly in or towards payments on a pro rata basis of (i) any other Swap Liabilities including payments as a result of termination or closing out due but unpaid to the Swap Providers under the Swap Agreements, and (ii) any principal of each Tranche under this Agreement (whether the same is due and payable or not);

	(d)	fourthly in or towards payment on a pro rata basis to the Lenders for any loss suffered by reason of any such payment in respect of principal not being effected on the last day of an Interest Period in respect of each Tranche; and

	(e)	fifthly the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.

14.2	The Borrowers and the Guarantor hereby jointly and severally authorise the Lenders without prejudice to any of the Lenders’ rights at law, in equity or otherwise, at any time and without notice to any Borrower and/or the Guarantor:

	(a)	to apply any credit balance standing upon any account of any Borrower or the Guarantor with any branch of any of the Lenders and in whatever currency in or towards satisfaction of any sum due to the Lenders under this Agreement and/or any of the Security Documents;

	(b)	in the name of any Borrower and/or the Guarantor and/or the Lenders to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

	(c)	to combine and/or consolidate all or any accounts in the name of any Borrower and/or the Guarantor with the Lenders.

For all or any of the above purposes the Lenders are authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Lenders shall not be obliged to exercise any right given to them by this Clause 14.2. Each Lender shall notify the Agent, the Borrowers and the Guarantor forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

14.3	If at any time the proportion which any Lender has received or recovered (whether by set-off or otherwise) in respect of its portion of any sum due from the Borrowers to the Lenders under this Agreement (other than a sum received for the account of that Lender alone pursuant to Clause 6.7 or 13) is greater (the amount of the excess being referred to in this Clause 14.3 as the “excess amount”) than the proportion of such sum received or recovered by such Lender receiving or recovering the smallest or no proportion of its portion of such sum:

	(a)	such Lender shall promptly notify the Agent and shall pay to the Agent an amount equal to the excess amount and the Agent shall notify the Borrowers of receipt of such amount;

	(b)	the Agent shall treat such payment as if it were a payment by the Borrowers on account of the sum due to all the Lenders (including the Lenders to which the payment was made) to ensure that all the Lenders share rateably (in accordance with their respective Contribution to the Loan or any Tranche) in the benefit of such amount equal to the excess amount; and

	(c)	as between the Borrowers and such Lender, if the excess amount is greater than the amount distributed back to such Lender pursuant to sub-clause (b) above, then the excess amount shall be treated as not having been paid provided that:

(i) such Lender shall not be obliged to share any excess amount which it receives as a result of or in connection with legal proceedings which it takes to recover sums owing to it under this Agreement with any other Lender which has a legal right to, but does not, join in such proceedings (unless such proceedings are instituted without prior notice having been given by such Lender to the other Lenders through the Agent); and

(ii) if any part of the relevant receipt by such Lender is thereafter required to be repaid to the Borrowers, the other Lenders shall repay to the Agent for the account of such Lender such amount as shall be necessary to ensure that all the Lenders share rateably (in accordance with their respective Contribution to the Loan or any Tranche) in the amount of the receipt retained and the other provisions of (b) and (c) above shall apply only to the retained amount.

14.4	The Borrowers and the Guarantor hereby jointly and severally undertake that the Security Documents shall, both at the date of execution and delivery thereof and throughout the Loan Period, be valid and binding obligations of the respective parties thereto and rights of the Agent and the Lenders enforceable in accordance with their respective terms and that each of them will, at its own expense, execute, sign, deliver, register, perfect and do and perform any and every such further mortgage, charge, pledge, lien, hypothecation, assignment, security interest, assurance, document, deed, instrument, act or thing as in the reasonable opinion of the Agent may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

14.5	The Security Documents are supplemental to this Agreement and, in the event of any conflict, the provisions of this Agreement shall prevail.

15.	ASSIGNMENT AND LENDING OFFICES

15.1	This Agreement shall be binding upon, and enure for the benefit of, the Secured Parties, the Borrowers and the Guarantor and their respective successors.

15.2	None of the Borrowers or the Guarantor may assign or transfer any of their respective rights or obligations under this Agreement or any of the Security Documents.

15.3	Upon giving prior notice to the Agent, who shall promptly notify the Borrowers and the Guarantor, each Lender may assign all or any part of its rights in respect of its Contribution to any other bank or financial institution (as “Assignee”) without the consent of any party.

15.4	Any Lender (an “existing Lender”) may at any time, without the consent of, or consultation with, but after giving thirty (30) days’ notice to, the Borrowers and/or the Guarantor (other than in the circumstances referred to in Clause 15.10, in respect of which the terms of Clause 15.10 shall apply or where an Event of Default has occurred in which case no such notice is required), cause all or any part of its rights, benefits and/or obligations under this Agreement and the Security Documents to be transferred to (i) another Lender, (ii) another branch, subsidiary or affiliate of, or company controlled by, a Lender, (iii) another first class international bank or financial institution, insurer, social security fund, pension fund, capital investment company, financial intermediary or special purpose vehicle associated to any of them, (iv) a trust corporation, fund or other person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which is advised by or the assets of which are managed or serviced by a Lender (in each case a “Transferee”) in each case by delivering to the Agent a Transfer Certificate duly completed and duly executed by the existing Lender and the Transferee. No such transfer is binding on, or effective in relation to, the Borrowers, the Guarantor or the other Secured Parties unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this Clause 15.4 and is signed by or on behalf of the existing Lender, the Transferee and the Agent (on behalf of itself, the Borrowers, the Guarantor and the other Secured Parties) and (ii) such transfer of rights under the Security Documents has been effected and registered. Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

	(a)	a Transfer Certificate may be in respect of a Lender’s rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;

	(b)	a Transfer Certificate shall only be in respect of rights and obligations of the existing Lender in its capacity as a Lender and shall not transfer its rights and obligations (if applicable) as the Agent, or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

	(c)	a Transfer Certificate shall take effect in accordance with English law as follows:

(i) to the extent specified in the Transfer Certificate, the existing Lender’s payment rights and all its other rights (other than those referred to in paragraph (b) above under this Agreement) are assigned to the Transferee absolutely free of any defects in the existing Lender’s title and of any rights or equities which the Borrowers or the Guarantor had against the existing Lender and the Transferee assumes all obligations of the existing Lender as are transferred by such Transfer Certificate;

		(ii)	the existing Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

		(iii)	the Transferee becomes a Lender with a Contribution and/or a Commitment in respect of the Tranches of the amounts specified in the Transfer Certificate;

		(iv)	the Transferee becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and to the extent that the Transferee becomes bound by those provisions, the existing Lender ceases to be bound by them;

		(v)	a Tranche or any part thereof which the Transferee makes available after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the existing Lender, assuming that any defects in the existing Lender’s title and any rights or equities of any of the Borrowers, the Guarantor or any other party to the Security Documents (other than the Secured Parties) against the existing Lender had not existed; and

		(vi)	the Transferee becomes entitled to all the rights under this Agreement which are applicable to the Lenders generally, and to the extent that the Transferee becomes entitled to such rights, the existing Lender ceases to be entitled to them;

	(d)	the rights and equities of the Borrowers, the Guarantor or any other party to the Security Documents (other than the Secured Parties) referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

	(e)	the Borrowers, the Guarantor and the Secured Parties hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrowers, the Guarantor, the existing Lender, the Transferee and the other Secured Parties.

15.5	(a)	The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

(b) The Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the names, Commitments, Contributions and administrative details (including the lending office) from time to time of the Lenders holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Lender was transferred to such Lender, and the Agent shall make the said register available for inspection by any Lender, any Swap Provider or the Borrowers during normal banking hours upon receipt by the Agent of reasonable prior notice requesting the Agent to do so.

(c) The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Lenders from time to time and the principal amounts of such Transfer Certificates and may be relied upon by all parties to this Agreement.

15.6	Any existing Lender which causes the transfer of all any part of its rights, benefits and/or obligations under the Security Documents in accordance with the foregoing provisions of this Clause 15, must, on each occasion, pay to the Agent a transfer fee of Dollars One thousand and five hundred ($1,500) and, in addition, be responsible for all other costs and expenses (including, but not limited to, reasonable legal fees and expenses) associated therewith and all value added tax thereon, as well as those of the Agent (in addition to its fee as aforesaid) in connection with such transfer except where the transfer takes place upon the occurrence of an Event of Default in which case all such other fees, costs and expenses and valued added tax thereon associated with the transfer shall be borne by the Borrowers.

15.7

If any Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in Clause 15.3 or 15.4, each of the Borrowers and the Guarantor undertakes, immediately on being requested to do so by the Agent and at the cost of the existing Lender, to enter into, and procure that the other party to the Security Documents (other than the Secured Parties) shall (at the cost of the existing Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee all or the relevant part of such Lender’s interest in the Security Documents and all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to the existing Lender and/or its Transferee (as the case may be) to the extent of their respective interests.

15.8	A Lender may sub-participate all or any part of its rights and/or obligations under the Security Documents at its own expense without the consent of, consultation with or notice to, the Borrowers and/or the Guarantor.

15.9	Each Lender shall lend through its office at the address specified in Schedule 2 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Lender selected from time to time by it through which such Lender wishes to lend for the purposes of this Agreement. If the office through which a Lender is lending is changed pursuant to this Clause 15.9, such Lender shall notify the Agent promptly of such change and the Agent shall notify the Borrowers, the Guarantor and the other Secured Parties.

15.10	A Lender may include all or any part of the Loan in a securitisation or similar transaction without the consent of, or consultation with, but after giving thirty (30) days’ notice to, the Borrowers, the Guarantor and any other party to the Security Documents (other than the Secured Parties). The Borrowers will (and will procure that the Guarantor) assist that Lender as necessary to achieve a successful securitisation (or similar transaction) Provided that the Borrowers and the Guarantor shall not be required to bear any third party costs related to any such securitisation and need only provide such information which any third parties may reasonably request.

15.11	The Borrowers and the Guarantor hereby do, and shall procure that the other parties to the Security Documents (other than the Secured Parties) do, irrevocably authorise each Secured Party to give, divulge and reveal from time to time information and details (and the Borrowers and the Guarantor hereby release each Lender from any obligation under the Swiss bank secrecy rules) relating to their accounts, the Borrowers, the Guarantor, the Vessels, this Agreement, the Security Documents, the Loan, the Commitments and any agreement entered into by the Borrowers, the Guarantor and the other party to the Security Documents (other than the Secured Parties) or information provided by the Borrowers, the Guarantor and the other party to the Security Documents (other than the Secured Parties) in connection with the Security Documents to:

	(i)	any public or internationally recognised authorises that are entitled to and have requested to obtain such information,

	(ii)	the Secured Parties’ respective head offices, branches and affiliates (in any jurisdiction) and professional advisors,

	(iii)	any other parties to the Security Documents,

	(iv)	a rating agency or their professional advisors,

	(v)	any person with whom such Secured Party proposes to enter (or considers entering) into contractual relations in relation to the Loan and/or its Commitment or Contribution,

	(vi)	any other person regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangements or other transaction in relation to the Loan, its Contribution or its Commitment, including without limitation, for purposes in connection with a securitisation or similar transaction or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of such Secured Party’s rights and obligations, and

	(vii)	any person without restriction for the purpose of protection or enforcement of any of the rights of the Secured Parties,

Provided that, prior to the provision of any information under sub-clauses (v) and (vi) above, such persons therein referred to will be required to sign a confidentiality agreement.

16.	THE AGENT, THE SWAP PROVIDERS AND THE LENDERS

16.1	Each of the Lenders and the Swap Providers irrevocably appoints the Agent as its agent for the purposes of this Agreement and each of the Security Documents and authorises the Agent (whether or not by or through employees or agents) to take such action on such Lender’s or such Swap Provider’s (as the case may be) behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and the Security Documents, together with such powers and discretions as are reasonably incidental thereto but the Agent may not begin any legal action or proceedings in the name of the Lenders or the Swap Providers (as the case may be) without their consent. The Agent shall not, however, have any duty, obligation or liability to any of the Lenders or the Swap Providers (as the case may be) beyond those expressly stated in this Agreement and the Security Documents.

16.2	(a)	Subject to Clause 16.2(b), the Agent may, with the consent of the Majority Lenders and the Swap Providers (or if and to the extent expressly authorised by the other provisions of this Agreement and the Security Documents), amend, modify or otherwise vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of this Agreement or the Security Documents. Any such action so authorised and effected by the Agent shall be promptly notified to the Lenders and the Swap Providers by the Agent and shall be binding on the Lenders and the Swap Providers.

	(b)	Except with the prior written consent of all the Lenders and the Swap Providers, the Agent shall not have authority on behalf of the Lenders and the Swap Providers to agree with the Borrowers any amendment to this Agreement which would (i) reduce the Margin and/or waive the payment of or vary the basis of calculation of any of the fees or interest payable by the Borrowers or the Guarantor, (ii) extend the due date or reduce the amount of any payment of principal, interest or other amount payable under this Agreement, (iii) change the currency in which any amount is payable under this Agreement, (iv) increase the Commitment, (v) postpone the Drawdown Date of any Tranche or extend the relevant Drawdown Period, (vi) change this Clause 16.2, (vii) amend or release any of the Security Documents (except as specifically provided herein or therein), (viii) amend the definition of Majority Lenders, (ix) change the provisions of Clause 8, 9, 10, 11 or Schedule 5 or waive any of the documents and evidence specified in Schedule 5 or (x) waive breaches of the asset coverage requirement under Clause 9.5.

16.3	This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.4	The Agent shall not:

	(a)	be obliged to request any certificate or opinion under Clause 9.1 or to make any enquiry as to the use of the proceeds of the Loan nor be obliged to make any enquiry as to any default by the Borrowers or the Guarantor in the performance or observance of any of the provisions of this Agreement or any of the Security Documents to which they are respectively a party or as to the existence of a Default unless the Agent has actual knowledge thereof in which case the Agent shall promptly notify the Lenders and the Swap Providers of the relevant event or circumstance; or

	(b)	be liable to any of the Lenders or the Swap Providers for any action taken or omitted under or in connection with this Agreement or any of the Security Documents or the Loan unless caused by its gross negligence or wilful misconduct.

16.5	The Agent will:

	(a)	promptly notify the Lenders and the Swap Providers of the contents of each notice, certificate, document or other communication received by the Agent from the Borrowers or the Guarantor under or pursuant to this Agreement;

	(b)	exercise or refrain from exercising any right, power, authority, privilege, discretion or remedy vested in it hereunder and/or under the Security Documents or not take any legal action against any party to this Agreement and/or the Security Documents unless and until instructed by the Majority Lenders and the Swap Providers (subject to the proviso in Clause 16.2(b)) as to whether or not such right, power, authority, privilege, discretion or remedy is to be exercised or such legal action is to be taken and, if it is to be exercised or taken, as to the manner in which it should be exercised, but the Agent may nevertheless take action due to the failure by the Lenders to provide timely such instruction if it considers it expedient to do so in the interests of the Lenders and the Swap Providers and the Agent shall promptly inform each of the Lenders and the Swap Providers of any such action it has taken;

	(c)	perform any of its duties or functions hereunder through agents and engage and procure the advice or services of any solicitors, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained; and

(d)

prior to making or giving any declaration or notice contemplated by Clause 11.2 consult with all the Lenders and the Swap Providers and, subject to the foregoing provisions of this Clause 16.5 and Clause 16.2(b), act only in accordance with the instructions given to it by the Lenders and the Swap Providers; Provided that if the Agent does not receive any instruction from the Lenders and the Swap Providers as to a course of action within ten (10) days of notification by the Agent of the occurrence of an Event of Default or other relevant event, the Agent may take such action as the Agent, in its sole and absolute discretion and in the interests of the Lenders and the Swap Providers, deems appropriate.

16.6	Each of the Lenders and the Swap Providers acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Agent to induce each of them to enter into this Agreement and that each of them has made and will continue to make, without reliance on the Agent and based on such documents as they consider appropriate each of their own appraisal of the creditworthiness of the Borrowers and the Guarantor and each of their own independent investigation of the financial condition and affairs of the Borrowers and the Guarantor in connection with the making and continuation of the Loan under this Agreement and in connection with the Swap Agreements. The Agent shall not have any duty or responsibility, either initially or on a continuing basis to provide any of the Lenders or the Swap Providers with any credit or other information with respect to the Borrowers or the Guarantor whether coming into its possession before the making of any part of the Loan or the entering into of the Swap Agreements or at any time or times thereafter, other than as provided in Clause 16.5(a).

16.7	The Agent shall not have any responsibility to the Lenders or the Swap Providers on account of the failure of the Borrowers or the Guarantor or any other party to perform any of their respective obligations under this Agreement or any of the Security Documents or for the financial condition of the Borrowers or the Guarantor or for the completeness or accuracy of any statements, representations or warranties in this Agreement or any of the Security Documents or any document delivered under this Agreement or any of the Security Documents or for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of this Agreement or any of the Security Documents or of any certificate, report or other document executed or delivered under this Agreement or any of the Security Documents or otherwise in connection with the Loan or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Lenders and the Swap Providers. The Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it.

16.8	The Agent may apart from this transaction, without any liability to account to the Lenders, accept deposits from, lend money to, and generally engage in any kind of banking or trust business with, the Borrowers, the Guarantor or any of their Related Companies as if it were not the Agent.

16.9	Each of the Lenders and the Swap Providers shall reimburse the Agent to the extent the Agent is not reimbursed by the Borrowers, for the charges and expenses incurred by the Agent in connection with the negotiation, preparation, syndication and execution of this Agreement and the Security Documents and/or in contemplation of, or otherwise in connection with, the enforcement of, or the preservation of any rights under, or in carrying out its duties under this Agreement and the Security Documents including (in each case) the fees and expenses of legal or other professional advisers. Each of the Lenders (rateably in accordance with the Commitments) and the Swap Providers shall indemnify the Agent against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with this Agreement and the Security Documents and the performance of its duties under this Agreement and the Security Documents and any action taken or omitted by the Agent under this Agreement or the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent’s own gross negligence or wilful misconduct.

16.10	(a)	If the Agent wishes at any time to retire, it shall notify each of the Lenders and the Swap Providers of its intention to do so whereupon the Lenders and the Swap Providers may after consulting with the Borrowers in writing appoint a successor Agent. If such a successor has not accepted its appointment in writing within thirty (30) days after the Agent’s notice of proposed retirement, the Agent shall within a further fourteen (14) days give to each of the Lenders and the Swap Providers written notice nominating an alternative successor Agent.

	(b)	Unless the Lenders and the Swap Providers shall have appointed a successor which has accepted office within such notice period of fourteen (14) days, then upon the expiry of such fourteen (14) day period and upon the written acceptance (in such form as the Lenders and the Swap Providers may approve, such approval not to be unreasonably withheld) of its nomination by the Agent’s nominee as successor Agent and due execution of such documentation as may be necessary to transfer and vest in such successor Agent all of the rights and obligations of the retiring Agent hereunder and under the Security Documents, such nominee shall be deemed to have been appointed to the office of Agent.

	(c)	With effect from the date that a successor is appointed and accepts the office of Agent and executes such necessary documentation in accordance with the foregoing provisions:

(i) as regards the Lenders, the Swap Providers, the Borrowers and the Guarantor, such successor shall become bound by all the obligations of the Agent and become entitled to all the rights, privileges, powers, authorities and discretions of the Agent under this Agreement and the Security Documents;

(ii) the agency of the retiring Agent shall terminate and the retiring Agent shall be discharged from any further liability or obligation under this Agreement and the Security Documents but without prejudice to any liabilities which the retiring Agent may have incurred prior to the termination of its agency;

		(iii)	the costs, charges and expenses of the retiring Agent shall be discharged if recoverable under the provisions hereof; and

		(iv)	the provisions of this Agreement and the Security Documents shall continue in effect for the benefit of any retiring Agent in respect of any actions taken or omitted to be taken by it or any event occurring before the termination of its agency.

	(d)	The Agent shall retire in accordance with Clause 16.10(a) (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under, or on enforcement of this Agreement and the Security Documents:

		(i)	fails to respond to a request under Clause 6.9 and a Borrower, the Guarantor, a Lender or a Swap Provider reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

		(ii)	supplies information under Clause 6.9 indicating that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

		(iii)	notifies the Borrowers, the Guarantor, the Lenders and the Swap Providers that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Borrower, the Guarantor, a Lender or a Swap Provider reasonably believes that a party to this Agreement will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the relevant Borrower, the Guarantor, the relevant Lender or the relevant Swap Provider by notice to the Agent requires it to resign.

17.	NOTICES AND OTHER MATTERS

17.1	Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the Security Documents shall:

	(a)	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile (confirmed in the case of facsimile by first-class prepaid letter sent within twenty-four (24) hours of despatch, but so that the non-receipt of such confirmation shall not affect in any way the validity of the facsimile in question);

(b)	be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Security Document, in the case of a facsimile at the time of despatch with electronic or other confirmation of receipt (provided that if the date of despatch is not a business day in the country of the addressee, it shall be deemed to have been received at the opening of business on the next such business day) and in the case of a letter when delivered personally or three (3) days after it has been put in the post; and

(c)	be sent:

	(1)	if to be sent to each or any Borrower and/or the Guarantor, to all of them or any of them at:

9 Temasek Blvd.
Suntec Tower Two #32-01
Singapore 038989

Attention: Mr. Liu Por

Facsimile: (65) 6536 8228

and

609 Fifth Avenue
Suite 1102, New York
New York 10017
United States of America

Attention: Mr. Gregory A. McGrath

Facsimile: (1) 646 429 9325

	(2)	if to be sent to the Agent, to it at:

Suites 2501, 2521 and 2522
Two Pacific Place
88 Queensway
Hong Kong

Facsimile: (852) 2868 1448

	(3)	if to be sent to the Lenders or any of them, to them at their respective addresses and facsimile numbers set forth in Schedule 2;

	(4)	if to be sent to the Swap Providers, to them at their respective addresses and facsimile numbers set forth in Schedule 3,

or to such other address and facsimile number as is notified by one party to the other party under this Agreement.

17.2	Without prejudice to Clause 17.1, the Secured Parties, the Borrowers and the Guarantor hereby further agree that information in respect of this Agreement and the Security Documents may be sent via e-mail to each other, and to (or from) third parties involved in the provision of services. In particular, the Borrowers and the Guarantor confirm to the Secured Parties that they are aware that:

	(a)	the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

	(b)	the information can be changed and manipulated by a third party;

	(c)	the sender’s identity (sender of the e-mail) can be assumed or otherwise manipulated;

	(d)	the exchange of information can be delayed or disrupted due to transmission errors, technical faults, disruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. In certain situations, time-critical orders and instructions might not be processed on time; and

	(e)	the Secured Parties assume no liability for any loss incurred as a result of manipulation of the e-mail address or content nor are they liable for any loss incurred by the Borrowers, the Guarantor or any other party to the Security Documents due to interruptions and delays in transmission caused by technical problems.

The Secured Parties are entitled to assume that all the orders and instructions, and communications in general, received from the Borrowers, the Guarantor or a third party are from an authorised individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document) or the specimen signature provided to the A. The Borrowers and the Guarantor shall further procure that all third parties referred to herein agree with the use of e-mails and are aware of the above terms and conditions related to the use of e-mail.

17.3	No failure or delay on the part of the Secured Parties to exercise any power, right or remedy under this Agreement and/or any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Secured Parties of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Agreement and in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

17.4	All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Secured Parties shall be entitled to rely.

17.5	Time shall be of the essence in the performance of the Borrowers’ and the Guarantor’s obligations under this Agreement and the Security Documents.

17.6	This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

17.7	Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where however the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

18.	LAW AND JURISDICTION

18.1	This Agreement and any non-contractual obligations arising from or in connection with this Agreement are governed by and shall be construed in accordance with English law.

18.2	For the benefit of the Secured Parties, the parties hereto irrevocably agree that any legal action or proceedings in connection with this Agreement against any Borrower and/or the Guarantor or any of their respective assets may be brought in the Hong Kong courts, or in the courts of any other country chosen by the Secured Parties, each of which shall have jurisdiction to settle any disputes arising out of or in connection with this Agreement (including any dispute relating to any non-contractual obligation arising from or in connection with this Agreement and any dispute regarding the existence, validity or termination of this Agreement). Each of the Borrowers and the Guarantor hereby irrevocably and unconditionally submits to the jurisdiction of such courts and the Guarantor hereby designates, appoints and empowers Parakou Shipping Limited at its registered office for the time being in Hong Kong to receive for it and on its behalf service of process issued out of Hong Kong courts, in any legal action or proceedings arising out of or in connection with this Agreement (including any dispute relating to any non-contractual obligation arising from or in connection with this Agreement and any dispute regarding the existence, validity or termination of this Agreement). Nothing in this Clause 18.2 shall affect the right of any of the Secured Parties to serve process in any other manner permitted by law but if the said process agent ceases to exist or have a registered office in the relevant jurisdiction where process may be served, the Guarantor shall forthwith appoint another process agent with an office in that jurisdiction where process may be served and shall forthwith notify the Agent thereof. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Secured Parties to take proceedings against any Borrower or the Guarantor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

18.3	Each Borrower and the Guarantor waive any objection they may now or hereafter have to the laying of venue of any legal action or proceeding arising out of or in connection with this Agreement or any of the Security Documents in any court and any claim they may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

18.4	Each Borrower and the Guarantor waive any rights of sovereign immunity which they or any of their properties may enjoy in any jurisdiction and subject themselves to civil and commercial law with respect to their obligations under this Agreement and the Security Documents.

18.5	A person who is not a party to this Agreement shall have no right under The Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

This Agreement has been entered into on the date stated at the beginning of this Agreement. This Agreement has been executed and entered into by the Borrowers and the Guarantor as a deed and is intended to be and is delivered by them as a deed.

THE BORROWERS

SIGNED as a deed and

SEALED with the CORPORATE SEAL of

PRETTY SCENE SHIPPING S.A.

in accordance with the articles of incorporation

and SIGNED by

Liu Cheng Chan, Director and President

in the presence of:

	) ) ) ) ) ) )	/s/ Liu Cheng Chan

Signature of witness: /s/ Ho Kwok Choi
Name:
Title:

SIGNED as a deed and

SEALED with the CORPORATE SEAL of

PRETTY JEWELRY SHIPPING S.A.

in accordance with the articles of incorporation

and SIGNED by

Liu Cheng Chan, Director and President

in the presence of:

	) ) ) ) ) ) )	/s/ Liu Cheng Chan

Signature of witness: /s/ Ho Kwok Choi
Name:
Title:

SIGNED as a deed and

SEALED with the CORPORATE SEAL of

PRETTY VIEW SHIPPING S.A.

in accordance with the articles of incorporation

and SIGNED by

Liu Cheng Chan, Director and President

in the presence of:

	) ) ) ) ) ) )	/s/ Liu Cheng Chan

Signature of witness: /s/ Ho Kwok Choi
Name:
Title:

SIGNED as a deed and

SEALED with the CORPORATE SEAL of

PRETTY TIME SHIPPING S.A.

in accordance with the articles of incorporation

and SIGNED by

Liu Cheng Chan, Director and President

in the presence of:

	) ) ) ) ) ) )	/s/ Liu Cheng Chan

Signature of witness: /s/ Ho Kwok Choi
Name:
Title:

SIGNED as a deed and

SEALED with the CORPORATE SEAL of

PRETTY CONCEPT SHIPPING S.A.

in accordance with the articles of incorporation

and SIGNED by

Liu Cheng Chan, Director and President

in the presence of:

	) ) ) ) ) ) )	/s/ Liu Cheng Chan

Signature of witness: /s/ Ho Kwok Choi
Name:
Title:

SIGNED as a deed and

SEALED with the CORPORATE SEAL of

PRETTY RICH SHIPPING S.A.

in accordance with the articles of incorporation

and SIGNED by

Liu Cheng Chan, Director and President

in the presence of:

	) ) ) ) ) ) )	/s/ Liu Cheng Chan

Signature of witness: /s/ Ho Kwok Choi
Name:
Title:

SIGNED as a deed and

SEALED with the CORPORATE SEAL of

PRETTY URBAN SHIPPING S.A.

in accordance with the articles of incorporation

and SIGNED by

Liu Cheng Chan, Director and President

in the presence of:

	) ) ) ) ) ) )	/s/ Liu Cheng Chan

Signature of witness: /s/ Ho Kwok Choi
Name:
Title:

SIGNED as a deed and

SEALED with the CORPORATE SEAL of

PRETTY WORLD SHIPPING S.A.

in accordance with the articles of incorporation

and SIGNED by

Liu Cheng Chan, Director and President

in the presence of:

	) ) ) ) ) ) )	/s/ Liu Cheng Chan

Signature of witness: /s/ Ho Kwok Choi
Name:
Title:

THE GUARANTOR

SIGNED as a deed by Liu Cheng Chan, Director duly authorised for and on behalf of PARAKOU TANKERS, INC.	) ) ) )	/s/ Liu Cheng Chan
in the presence of:	)

Signature of witness: /s/ Ho Kwok Choi
Name:
Title:

THE LENDERS

SIGNED by as the duly appointed attorney(s) of CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK	) ) ) )	/s/ Terence Yuen /s/ Kenneth S. Lam
in the presence of:	)

Signature of witness: Angelina Chu
Name:
Title:

SIGNED by as the duly appointed attorney(s) of CREDIT SUISSE AG	) ) ) )	/s/ Ying Kar Pui Dora
in the presence of:	)

Signature of witness: /s/ Wong Min
Name:
Title:

THE AGENT

SIGNED for and on behalf of CREDIT AGRICOLE ASIA	) )	/s/ Terrence Yuen
SHIPFINANCE LIMITED by and in the presence of:	) ) ) ) )	/s/ Kenneth S. Lam

Signature of witness: /s/ Angelina Chu
Name:
Title:

THE SWAP PROVIDERS

SIGNED by as the duly appointed attorney(s) of CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK in the presence of:	) ) ) ) ) )	/s/ Terence Yuen /s/ Kenneth S. Lam

Signature of witness: /s/ Angelina Chu
Name:
Title:

SIGNED by as the duly appointed attorney(s) of CREDIT SUISSE AG in the presence of:	) ) ) ) )	/s/ Ying Kar Pui Dora

Signature of witness: /s/ Wong Min
Name:
Title:

SCHEDULE 1

The Borrowers and the Vessels

	Borrowers	Vessels
1.	Name : Pretty Scene Shipping S.A. Place of Incorporation : The Republic of Panama Address : c/o Units 1510-1512A West Tower, Shun Tak Centre 168-200 Connaught Road Central Hong Kong (“Borrower A”)	Name : Pretty Scene Place of Registration : Hong Kong Official No.: HK-1728 (“Vessel A”)

2.	Name : Pretty Jewelry Shipping S.A. Place of Incorporation : The Republic of Panama Address : c/o Units 1510-1512A West Tower, Shun Tak Centre 168-200 Connaught Road Central Hong Kong (“Borrower B”)	Name : Pretty Jewelry Place of Registration : Hong Kong Official No.: HK-1729 (“Vessel B”)

3.	Name : Pretty View Shipping S.A. Place of Incorporation : The Republic of Panama Address : c/o Units 1510-1512A West Tower, Shun Tak Centre 168-200 Connaught Road Central Hong Kong (“Borrower C”)	Name : Cygnus Place of Registration : Hong Kong Official No.: HK-1784 (“Vessel C”)

4.	Name : Pretty Time Shipping S.A. Place of Incorporation : The Republic of Panama Address : c/o Units 1510-1512A West Tower, Shun Tak Centre 168-200 Connaught Road Central Hong Kong (“Borrower D”)	Name : St. Petri Place of Registration : Hong Kong Official No.: HK-1786 (“Vessel D”)

5.	Name : Pretty Concept Shipping S.A. Place of Incorporation : The Republic of Panama Address : c/o Units 1510-1512A West Tower, Shun Tak Centre 168-200 Connaught Road Central Hong Kong (“Borrower E”)	Name : Hercules Place of Registration : Hong Kong Official No.: HK-1724 (“Vessel E”)

6.	Name : Pretty Rich Shipping S.A. Place of Incorporation : The Republic of Panama Address : c/o Units 1510-1512A West Tower, Shun Tak Centre 168-200 Connaught Road Central Hong Kong (“Borrower F”)	Name : Orion Place of Registration : Hong Kong Official No.: HK-1727 (“Vessel F”)

7.	Name : Pretty Urban Shipping S.A. Place of Incorporation : The Republic of Panama Address : c/o Units 1510-1512A West Tower, Shun Tak Centre 168-200 Connaught Road Central Hong Kong (“Borrower G”)	Name : Sextans Place of Registration : Hong Kong Official No.: HK-1883 (“Vessel G”)

8.	Name : Pretty World Shipping S.A. Place of Incorporation : The Republic of Panama Address : c/o Units 1510-1512A West Tower, Shun Tak Centre 168-200 Connaught Road Central Hong Kong (“Borrower H”)	Name : Pretty World Place of Registration : Hong Kong Official No.: HK-1884 (“Vessel H”)

SCHEDULE 2

The Lenders and their Commitments

Lenders	Commitments of each Tranche
Crédit Agricole Corporate and Investment Bank 9 Quai du Président Paul Doumer 92920 Paris La Défense cedex France with address for correspondence care of: Credit Agricole Asia Shipfinance Limited Suites 2501, 2521 and 2522 Two Pacific Place 88 Queensway Hong Kong Facsimile: (852) 2868 1448	$8,500,000

Credit Suisse AG St. Alban-Graben 1-3 CH-4002 Basel Switzerland Facsimile: (41) 61 266 7939 with copies to its Hong Kong office: Credit Suisse AG Hong Kong Branch Level 88 International Commerce Centre 1 Austin Road West Kowloon Hong Kong Facsimile: (852) 2284 7763	$8,500,000

SCHEDULE 3

The Swap Providers

Crédit Agricole Corporate and Investment Bank

9 Quai du Président Paul Doumer

92920 Paris La Défense cedex

France

with address for correspondence care of:

Credit Agricole Asia Shipfinance Limited

Suites 2501, 2521 and 2522

Two Pacific Place

88 Queensway

Hong Kong

Facsimile: (852) 2868 1448

Credit Suisse AG

St. Alban-Graben 1-3

CH-4002 Basel

Switzerland

Facsimile: (41) 61 266 7939

with copies to its Hong Kong office:

Credit Suisse AG Hong Kong Branch

Level 88 International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

Facsimile: (852) 2284 7763

SCHEDULE 4

Form of Drawdown Notice

To:	Credit Agricole Asia Shipfinance Limited

Suites 2501, 2521 and 2522

Two Pacific Place

88 Queensway

Hong Kong

Date:

US$136,000,000 Secured Term Loan Facility

Loan Agreement dated                      2014

We refer to the above Loan Agreement and hereby give you notice that we wish to draw down [all Tranches], in the sum of [            ], on [            ] 2014 in Dollars with a first Interest Period of [            ] months. The funds should be credited to [name and number of account] with [bank].

We confirm that:

(i)	no event or circumstance has occurred and is continuing which constitutes a Default;

(ii)	the representations and warranties contained in Clauses 8.1 and 8.2 of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(iii)	the borrowing of [the Tranches] will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(iv)	there has been no material adverse change in our financial position from that set forth in our financial statements in respect of financial year ended [ ].

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

For and on behalf of
Pretty Scene Shipping S.A.

By
Name:
Title:

For and on behalf of
Pretty Jewelry Shipping S.A.

By
Name:
Title:

For and on behalf of
Pretty View Shipping S.A.

By
Name:
Title:

For and on behalf of
Pretty Time Shipping S.A.

By
Name:
Title:

For and on behalf of
Pretty Concept Shipping S.A.

By
Name:
Title:

For and on behalf of
Pretty Rich Shipping S.A.

By
Name:
Title:

For and on behalf of
Pretty Urban Shipping S.A.

By
Name:
Title:

For and on behalf of
Pretty World Shipping S.A.

By
Name:
Title:

SCHEDULE 5

List of Documents and evidence

Part 1

(a)	copies, certified by a director or an officer of each Borrower to be true, complete and up-to-date copies, of the articles of incorporation and (if any) by-laws, certificate of registration of non-Hong Kong company and current business registration certificate of such Borrower and an up-to-date list of the directors, officers and shareholders of such Borrower;

(b)	a certificate of resolutions of the board of directors and of the sole shareholder of each Borrower approving the borrowing of the Loan and approving and authorising a person or persons to execute the Charters, this Agreement and the Security Documents to which it is a party;

(c)	copies, certified by a director or an officer of the Guarantor to be true, complete and up-to-date copies of the certificate of incorporation, articles of incorporation and (if any) by-laws of the Guarantor and an up-to-date list of the directors, officers, and shareholders of the Guarantor;

(d)	a certificate of resolutions of the board of directors and of the shareholders of the Guarantor approving and authorising a person or persons to execute this Agreement and the Security Documents to which it is a party;

(e)	a copy, certified as a true and complete copy by a direct or an officer of the Borrowers to be true, complete and up-to-date copy, of all consents, authorisations, licences and approvals required by the Borrowers, the Guarantor and any other party thereto (other than the Secured Parties) in connection with the execution, delivery, validity and enforceability of the Charters, this Agreement and the Security Documents and the performance by the Borrowers, the Guarantor and any such other parties of their respective obligations hereunder and thereunder;

(f)	copies of the latest annual reports and audited accounts (if any) of the Borrowers and the Guarantor;

(g)	the fee letter referred to in Clause 5.2, duly executed by the Borrowers;

(h)	copies, certified as true and complete copies by a director or an officer of each Borrower, of the Charters listed in paragraphs (i) to (iv) of the definition of “Charters” in Clause 1.2;

(i)	any Subordination Deed required pursuant to Clause 9.2(c) duly executed by the parties thereto;

(j)	the Deeds of Charge, all duly executed by the Guarantor together with all documents to be executed pursuant thereto;

(k)	a copy, certified by a director or an officer of the Borrowers to be a true, complete and up-to-date copy, of a letter from Parakou Shipping Limited accepting the appointment as the Guarantor’s agent for receipt of service of proceedings in Hong Kong under this Agreement and the Security Documents;

(l)	a copy, certified as a true and complete copy by a director or an officer of the Borrowers, of each Vessel’s management agreement and the manager’s Document of Compliance issued pursuant to the ISM Code; and

(m)	such documentation and other evidence as are reasonably requested by the Agent (for itself or on behalf of the other Security Parties) in order for the Secured Parties to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

Part 2

(a)	evidence that each Vessel:

(i)	has been delivered to and accepted by the relevant Charterer under the relevant Charter listed in paragraphs (i) to (iv) of the definition of “Charters” in Clause 1.2;

(ii)	is registered in the name of the relevant Borrower under the laws and flag of Hong Kong free of Encumbrances other than Permitted Encumbrances;

(iii)	in insured in accordance with the relevant Deed of Covenants and the relevant General Assignment;

(iv)	is classed in accordance with the relevant Deed of Covenants;

(v)	is in possession of a valid Safety Management Certificate and a valid International Ship Security Certificate and an International Air Pollution Prevention Certificate (IAPPC) under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL; and

(vi)	is in possession of a certificate issued pursuant to Article 7 International Convention on Civil Liability for Bunker Oil Pollution Damage 2001, a certificate issued pursuant to Article 7 International Convention on Civil Liability for Oil Pollution Damage 1992 and (if such Vessel enters or trades through the waters of the United States of America) a certificate issued pursuant to s1016(a) Oil Pollution Act 1990 and s108(a) Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, in accordance with US Coast Guard Regulations, 33 CFR Part 138;

(b)	evidence that all registration and all annual and other Taxes, fees, duties and charges payable to the Hong Kong government and agencies, authorities and departments, as the case may be, with respect to each Vessel have been fully paid;

(c)	the Mortgages, the Deeds of Covenant and the General Assignments, all duly executed by the Borrowers to which they are respectively a party together with all documents to be delivered thereto;

(d)	evidence that the Mortgages have been registered against the Vessels at the Hong Kong Shipping Registry;

(e)	such satisfactory legal opinions as the Agent may require; and

(f)	such other documents as the Agent may reasonably request by written notice no later than five (5) Banking Days prior to the Drawdown Date of the relevant Tranche.

SCHEDULE 6

Form of Transfer Certificate

(referred to in Clause 15.4)

To:	Credit Agricole Asia Shipfinance Limited

Suites 2501, 2521 and 2522

Two Pacific Place

88 Queensway

Hong Kong

From: [Name of Transferor] and [Name of Transferee]

Date:

Re:	US$136,000,000 Secured Term Loan Facility

Loan Agreement dated                     2014

Transfer Certificate

Relating to the agreement dated                     2014 (the “Agreement”) whereby a US$136,000,000 Secured Term Loan Facility was made available to Pretty Scene Shipping S.A., Pretty Jewelry Shipping S.A., Pretty View Shipping S.A., Pretty Time Shipping S.A., Pretty Concept Shipping S.A., Pretty Rich Shipping S.A., Pretty Urban Shipping S.A. and Pretty World Shipping S.A. (collectively, the “Borrowers”) by the Lenders (as therein defined) on whose behalf Credit Agricole Asia Shipfinance Limited (the “Agent”) acted as agent in connection therewith.

1.	[Name of transferor] (the “existing Lender”) (a) confirms the accuracy of the summary of its participation in the Agreement set out in the Schedule below; and (b) requests [Name of transferee] (the “Transferee”) to accept and procure the novation of the portion of such participation specified in the Schedule below by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Agreement.

2.	The Transferee hereby requests the Agent (on behalf of itself and the other Secured Parties (as defined in the Agreement)), the Borrowers and the Guarantor to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 15.4 of the Agreement so as to take effect as a novation of the rights and obligations of the existing Lender to the extent of the portion of the existing Lender’s participation referred to in paragraph 1 above in accordance with the terms of such Clause 15.4 on *[date of transfer] (the “Transfer Date”).

3.	The Transferee confirms that:

(a)	it has received a copy of the Agreement and all other documentation and information required by it in connection with the transactions contemplated by this Transfer Certificate;

(b)	it has not relied on any statement, opinion, forecast or other representation made by the Agent to induce it to execute this Transfer Certificate and has made, without reliance on the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Borrowers and the Guarantor and its own independent investigation of the financial condition and affairs of the Borrowers and the Guarantor in connection with the assumption by the Transferee of its obligations arising under or by virtue of this Transfer Certificate.

4.	The Transferee hereby (a) undertakes with the existing Lender and each of the other parties to the Agreement that it will perform in accordance with its terms all those obligations which by the terms of the Agreement are expressed to be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect, and (b) expressly agrees to the terms of the Agreement.

5.	The existing Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Agreement, any of the Security Documents or any document relating thereto and assumes no responsibility for the financial condition of any Borrower or the Guarantor or any other party to the Agreement or the Security Documents or for the performance and observance by any Borrower or the Guarantor or any other such party of any of its obligations under the Agreement, any of the Security Documents, or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6.	The existing Lender hereby gives notice that nothing herein or in the Agreement (or any document relating thereto) shall oblige the existing Lender to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Agreement hereby transferred, or (b) support any losses directly or indirectly sustained or incurred by the Transferee (i) by reason of the non-performance by the Borrowers or any other party to the Agreement or any document relating thereto of its obligations under any such document, or (ii) otherwise. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

7.	This Transfer Certificate and the rights and obligations of the parties hereunder are governed by and shall be construed in accordance with English law.

*Note - To be not earlier than five (5) Banking Days after the date of delivery of this Transfer Certificate to the Agent.

SCHEDULE

1.	The existing Lender’s participation

(a)	The existing Lender’s Commitment/Percentage $ _________ % _________

in respect of [the Tranche to which Vessel [            ] relates.]

(b)	The existing Lender’s Contribution $ _________

in respect of [the Tranche to which Vessel [            ] relates.]

2.	The portion of the amounts in 1 above to be novated

(a)	$ __________ % _________

(b)	$ __________

Administrative Details of Transferee

Lending Office:

Account for payments:

Telex:

Fax:

Telephone:

Attention:

The Transferor	The Transferee
[Name of Transferor]	[Name of Transferee]

By:	By:
Date: __________________	Date: __________________

Acknowledged Receipt By:

The Agent (on behalf of itself, the Borrowers, the Guarantor and the other Secured Parties)

By:

Date: ________________

SCHEDULE 7

Form of Compliance Certificate

Financial Covenants as of [                    ]

From:	[Name of Guarantor]

(the “Guarantor”)

To:	Credit Agricole Asia Shipfinance Limited

(the “Agent”)

Date:	[ ]

Re:	Loan Agreement dated [ ] 2014 (as supplemented, amended or varied from time to time, the “Loan Agreement”)

We confirm that the financial covenants as required under clause 9.6 of the Loan Agreement have [been satisfied/not been satisfied] with details set out as follows:

Clause		as of [ ]
9.6(a)(i)	Ratio of EBITDA to Interest Expense shall be greater than 2.0 to 1 on or before 31 December 2016 and 2.5 to 1 thereafter

EBITDA Interest Expense Ratio of EBITDA to Interest Expense

	Test	[Satisfied / Not satisfied]

9.6(a)(ii)	Total Cash and Cash Equivalents shall be no less than the higher of (1) Dollars Five hundred thousand ($500,000) for each vessel in operation, whether owned or chartered in by the Guarantor and its subsidiaries, and (2) five per cent. (5%) of the Total Liabilities

Total Cash and Cash Equivalents

Dollars Five hundred thousand ($500,000) for each vessel in operation, whether owned or chartered in by the Guarantor and its subsidiaries five per cent. (5%) of the Total Liabilities

	Test	[Satisfied / Not satisfied]

9.6(a)(iii)	Maximum Net Debt shall not exceed sixty five per cent. (65%) Total Capitalisation

Maximum Net Debt

Total Capitalisation

	Test	[Satisfied / Not satisfied]

9.6(a)(iv)	Tangible Net Worth shall be not less than Dollars Eighty million ($80,000,000) plus (1) twenty five per cent. (25%) of the Guarantor’s positive consolidated net income and (2) fifty per cent. (50%) of the value of the equity proceeds realised from any issuance of equity interest of the Guarantor from time to time

Tangible Net Worth

twenty five per cent. (25%) of the Guarantor’s positive consolidated net income fifty per cent. (50%) of the value of the equity proceeds realised from any issuance of equity interest of the Guarantor from time to time

	Test	[Satisfied / Not satisfied]

In addition to the above, we confirm that:

1.	no Event of Default as stipulated in clause 11.1 of the Loan Agreement has occurred; and

2.	the minimum Asset Coverage Ratio requirement as per clause 9.5(a) of the Loan Agreement is [satisfied / not unsatisfied] as per the following calculation:

Asset Coverage Ratio of not less than [120/•]%
Aggregate Market Value of the Vessels in Dollars and (if any) cash deposit and/or any additional security provided pursuant to clause 9.5(a) of the Loan Agreement

Amount of Loan outstanding

Capitalised terms used herein shall have the same meanings as defined in the Loan Agreement.

For and on behalf of
Parakou Tankers, Inc.

By:
Name:
Title: